UNITED STATES
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Ryder System, Inc.
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Ryder System, Inc. 11690 N.W. 105th Street Miami, Florida 33178

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 5, 2023
Time:	10:00 a.m. Eastern Daylight Time
Location:	PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, FL 33418
Purpose:	1. To elect eleven directors for a one-year term expiring at the 2024 Annual Meeting of Shareholders.
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2023 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4. To approve, on an advisory basis, the frequency of the advisory shareholder vote on the compensation of our named executive officers.
5. To approve the Amended and Restated 2019 Equity and Incentive Compensation Plan.
6. To vote, on an advisory basis, on a shareholder proposal regarding an independent Board Chair.
7. To consider any other business that is properly presented at the meeting.
Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 6, 2023.
Proxy Voting:	Your vote is important. You may vote:
• by internet;
• by telephone; or
• by mail, if you received a paper copy of these proxy materials.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Miami, Florida
March 15, 2023
This proxy statement and the form of proxy, along with our Annual Report on Form 10-K for the year ended December 31, 2022, and the shareholder letter, were first sent or given to shareholders on or about March 15, 2023.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 5, 2023.
Ryder’s proxy statement and Annual Report are available online at: http://www.proxyvote.com

Ryder System, Inc. | 2023 Proxy Statement	i

Proxy Summary

PROXY SUMMARY
This proxy summary provides selected highlights of information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting.

ANNUAL MEETING

Date:	May 5, 2023
Time:	10:00 a.m. Eastern Daylight Time
Location:	PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, FL 33418
Record Date:	March 6, 2023
Voting:
Each share of the Company's common stock held by you at the close of business on March 6, 2023 (the "record date") is entitled to one vote on each matter that is properly submitted for a vote at the Annual Meeting.
How:

By Internet	By Phone	By Mail
www.proxyvote.com	1.800.690.6903	Completing, signing and returning your proxy card

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	18
No. 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditor	FOR	25
No. 3	Advisory Vote on Executive Compensation	FOR	56
No. 4	Advisory Vote on Frequency of Vote on Executive Compensation	1 YEAR	57
No. 5	Management Proposal to Approve the Amended & Restated 2019 Equity and Incentive Compensation Plan	FOR	58
No. 6	Advisory Vote on Shareholder Proposal Regarding Independent Board Chair	AGAINST	64

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Proxy Summary

2022 RYDER HIGHLIGHTS
Ryder generated significant positive achievements in 2022, demonstrating strong financial performance. Under the skilled leadership of our named executive officers ("NEOs"), in 2022 we reported:

$16.96 EPS	$12.0B TOTAL REVENUE	29.3% ADJUSTED ROE*	$2.3B OPERATING CASH FLOW
•Diluted earnings per share ("EPS") from continuing operations of $16.96 versus $9.70 in prior year •Comparable EPS* of $16.37 versus $9.58 in prior year	•Total revenue increased 24% from prior year •Operating revenue* increased 19% to $9.3B from prior year	•Record adjusted ROE ("ROE") increased 840 basis points from prior year	•Net cash provided by operating activities from continuing operations ("operating cash flow") of $2.3B •Free cash flow* was $0.9B

$867M NET EARNINGS	EXPANDED SUPPLY CHAIN SERVICES	SURPASSED MAINTENANCE COST SAVINGS TARGET	11 YEARS A WORLD'S MOST ADMIRED COMPANY
•Net earnings of $867M •Comparable EBITDA* of $2.7B	•Integrated nationwide e-commerce fulfillment and multi-client warehousing providers	•Exceeded $100 million annual cost savings target from multi-year maintenance initiative	•Selected by FORTUNE magazine as one of the World's Most Admired Companies® for 11th consecutive year

For more information relating to the Company's 2022 financial performance, please review our 2022 Annual Report on Form 10-K.
* ROE, operating revenue, comparable EBITDA, free cash flow and comparable EPS are non-GAAP financial measures. For a reconciliation of the non-GAAP elements of ROE to the corresponding GAAP measures, total revenue to operating revenue, net earnings to comparable EBITDA, cash provided by operating activities from continuing operations to free cash flow, and diluted earnings per share from continuing operations to comparable earnings per share, as well as the reasons why management believes these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 and the "Financial Resources and Liquidity" on page 37 of our Annual Report on Form 10-K for the year ended December 31, 2022.

CORPORATE GOVERNANCE HIGHLIGHTS

▶
Independent and Diverse Board; all directors are independent, other than our CEO/Chair, and are diverse by experience, skill, gender, race, ethnicity and age, with six of our eleven director nominees identifying as women or minorities
▶
Published 2021 Corporate Sustainability Report ("CSR") highlighting environmental, social and governance ("ESG") initiatives and referencing the Global Reporting Initiative ("GRI") Standards 2021, Sustainability Accounting Standards Board ("SASB"), and Task Force on Climate-Related Financial Disclosures ("TCFD")

▶	Strong Lead Independent Director who is highly engaged and skilled, with authority to call meetings, prepare meeting agendas, and engage with shareholders as appropriate	▶	Strong Board oversight of risk management and strategic and succession planning, with in-depth annual review process and regular updates throughout the year
▶	All independent directors meet in executive sessions without management at each Board meeting	▶	Successful Board Refreshment with appointment of new director to the Board in 2022
▶
Routinely evaluate our governance policies and those of our largest shareholders, and make changes when appropriate; for example, we have adopted meaningful shareholder participation rights, such as written consent, proxy access and special meetings
▶
Frequent shareholder engagement; in 2022, we reached out to holders constituting over 60% of our outstanding shares to request feedback on various matters, and as a result management and our Lead Independent Director met with several institutional holders

▶	Annual director elections with majority voting standards and regular evaluations of our Board and committees	▶	Robust stock ownership requirements; 6x annual salary or annual retainer for CEO and directors, as applicable, and 3x annual salary for other NEOs
▶	We prohibit our executive officers and directors from hedging or pledging Ryder stock	▶	Robust Principles of Business Conduct and Supplier Code of Ethics

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Proxy Summary

BOARD HIGHLIGHTS*

BOARD OF DIRECTORS
Name	Age	Director Since	Professional Background	Independent	Committee Memberships
Robert J. Eck	64	2011	Retired CEO of Anixter International, Inc.	Lead Independent Director	ú Compensation ú Governance (Chair)
Robert A. Hagemann	66	2014	Retired CFO of Quest Diagnostics Incorporated	✓	ú Audit ú Finance
Michael F. Hilton	68	2012	Retired President and CEO of Nordson Corporation	✓	ú Compensation (Chair) ú Governance
Tamara L. Lundgren	65	2012	Chairman, President and CEO of Schnitzer Steel Industries, Inc.	✓	ú Audit ú Governance
Luis P. Nieto, Jr.	67	2007	Retired President of the Consumer Foods Group for ConAgra Foods Inc.	✓	ú Compensation ú Finance
David G. Nord	65	2018	Retired Executive Chairman of Hubbell Incorporated	✓	ú Audit (Chair) ú Finance
Robert E. Sanchez	57	2013	Chair and CEO of Ryder System, Inc.
Abbie J. Smith	69	2003	Professor of Accounting at the University of Chicago Booth School of Business	✓	ú Audit ú Finance (Chair)
E. Follin Smith	63	2005	Retired EVP, CFO and Chief Administrative Officer of Constellation Energy Group, Inc.	✓	ú Compensation ú Governance
Dmitri L. Stockton	58	2018	Retired Chairman, President and CEO of GE Asset Management	✓	ú Compensation ú Finance
Charles M. Swoboda	56	2022	Retired Chairman, President and CEO of Cree, Inc.	✓	ú Audit ú Governance
Hansel E. Tookes, II	75	2002	Retired President of Raytheon International	✓	ú Audit ú Governance
* Mr. Tookes will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election. The information presented in the graphic below excludes Mr. Tookes.

10 directors with senior leadership experience	8 directors with financial or accounting background	9 directors with public company operational experience	6 directors with industry experience	7 directors brand management/corporate strategy/ product development experience	10 directors with business development/M&A experience

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Practices

▶	Directly link pay with Company performance; majority of pay in performance-based compensation	▶	Balance between cash and equity that appropriately incentivizes executives to create long-term value
▶	Incentive awards use a variety of distinct metrics with maximum threshold payouts to avoid overemphasis on one metric or excessive risk taking	▶	Three-year performance periods and targets for long-term performance-based awards
▶	Incentive awards include double trigger and clawback provisions	▶	Annual say-on-pay vote; last year we received 95% support for compensation paid to our executives
▶	No tax gross ups or excessive parachute payments for equity awards	▶	Engage an independent compensation consultant to evaluate executive compensation
Key 2022 Compensation Actions

▶	Most total direct compensation was performance-based and considered "at risk"; 87% of our CEO's total direct compensation was at risk	▶	All performance-based metrics in Long-Term Incentive Plan ("LTIP") and Annual Incentive Plan ("AIP") have payouts ranging from 0% - 200%
▶	Base salary increases for each NEO as a result of annual salary review process	▶	Continued use of distinct and complimentary metrics in both AIP and LTIP, reflecting shareholder alignment

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Information About Our Annual Meeting

INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2023 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, FL 33418, on Friday, May 5, 2023, at 10:00 a.m. Eastern Daylight Time. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the Annual Meeting. By using a proxy, you can vote even if you do not attend the Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting, you will be asked to vote on the following six proposals. Our Board's recommendation for each proposal is set forth below.

Proposal		Board Recommendation
No. 1	To elect each of the following eleven directors for a one-year term expiring at the 2024 Annual Meeting of Shareholders: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Robert E. Sanchez, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton, and Charles M. Swoboda	FOR each director nominee
No. 2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2023 fiscal year	FOR
No. 3	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”	FOR
No. 4	To approve, on an advisory basis, the frequency of the advisory shareholder vote on the compensation of our named executive officers	1 YEAR
No. 5	To approve the Amended & Restated 2019 Equity and Incentive Compensation Plan	FOR
No. 6	To vote, on an advisory basis, on a shareholder proposal regarding independent board chair	AGAINST

If you sign and return your proxy without making any selections, your shares will be voted
“FOR” each of the director nominees in Proposal 1, “FOR” Proposal 2, "FOR" Proposal 3, for "1 YEAR" on Proposal 4, "FOR" Proposal 5, and “AGAINST” Proposal 6.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

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Corporate Governance Framework

CORPORATE GOVERNANCE FRAMEWORK
Governance Framework
We maintain a Governance page in the Investors area of our website, at https://investors.ryder.com, which includes:
Corporate Governance Guidelines that set forth our governance principles relating to the below, among other things:
•Role and function of the Board, including oversight of risk management, CEO/management succession, CEO evaluation and compensation, among other matters
•Structure and leadership of the Board, including Board size/composition and Chair and Lead Independent Director duties
•Board's annual strategic direction review to discuss the Company's strategic plan
•Director selection and qualifications, including director independence requirements
•Board and Committee meetings and evaluations, including outside director sessions and committee rotations
•Director compensation and resignation policy
Principles of Business Conduct that apply to our officers, employees and Board members, and which cover all areas of professional conduct, including conflicts of interest, confidentiality, compliance with law, and mechanisms to report known or suspected wrongdoing. Any waivers granted to Board members or our executive officers by the Corporate Governance and Nominating Committee (the "Governance Committee") will be posted on our website or disclosed in a public filing made with the Securities and Exchange Commission.
Our Governance page also includes our: By-laws; Human Rights Statement; Related-Person Transactions Policy; Political Contributions Policy; Political Contributions Report; Committee Charters; Director background/experience; and Board Contact Information.
Sustainability Framework
We also have various ESG initiatives that are discussed in our sustainability reports found in the Sustainability page in the Investors area of our website, at https://investors.ryder.com:
•Overview of Ryder's ESG initiatives
•2021 CSR, which, among other topics, discusses the results of our ESG materiality assessment conducted by a third-party, as well as our governance of ESG matters
•Ryder's CDP Climate Change Response 2021
•Previous Sustainability Reports
In recognition of our strong governance, sustainability, the innovative leadership of our management team, and other factors, we were named by FORTUNE magazine as one of the World's Most Admired Companies® for the 11th consecutive year and were ranked among the top 25 most innovative and disruptive companies in the freight technology space according to the annual FreightWaves FreightTech 25 awards.

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Board of Directors

BOARD OF DIRECTORS

Director Independence
11 of 12 Directors are Independent
Independence Standards
It is our policy that a substantial majority of the members of our Board, and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee, qualify as independent under the New York Stock Exchange ("NYSE") corporate governance listing standards.
To assist in making independence determinations, our Board has adopted director independence standards, which are included as part of our Corporate Governance Guidelines and are available on our Investors website, at https://investors.ryder.com. In the ordinary course of business, transactions may occur between Ryder and entities that some of our directors are or have been affiliated. Our director independence standards set forth certain transactions or relationships that the Board has determined will not, by themselves, be deemed to create a material relationship for the purpose of determining director independence. However, the Board will consider all relationships and transactions with our directors, even those that meet these standards, to determine whether the particular facts or circumstances of the relationship or transaction would impair the director's independence.
2023 Independence Review
The Board determined that each director of our Board (other than our CEO, Robert Sanchez) is independent. To determine director independence, an evaluation of director questionnaires that ask about any relationships with the Company is performed. This evaluation is conducted in accordance with our Corporate Governance Guidelines and is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.
In connection with its evaluation of director independence, our Board identified and reviewed any transactions that occurred during 2022 between Ryder and companies where our directors or family members of our directors serve as officers. For example, Ms. Lundgren currently serves as an executive officer of a company that leases vehicles or receives other services from Ryder. After a thorough review, we found that all transactions between us and the relevant company were made in the ordinary course of business and negotiated at arm's length. Furthermore, the commercial relationship was below the threshold set forth in our director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that the commercial relationship did not impair the independence of the relevant director.
Additionally, the Board reviewed charitable donations and contributions made by the Company to tax-exempt organizations where our directors serve as a trustee or director. Specifically, until June 2022, Ms. Lundgren served on the board of a tax-exempt organization to which the Company has made, and may continue to make, contributions. We reviewed this relationship and found that all contributions made by the Company were made in the ordinary course, at arm's length, and consistent with our policies and procedures. Furthermore, this relationship was below the threshold set forth in our director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that this relationship does not impair Ms. Lundgren's independence.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all members of the Board other than Mr. Sanchez) is independent: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton, and Charles M. Swoboda. Mr. Tookes was also considered an independent director during 2022, but will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election. No family relationships exist among our directors and executive officers.

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Board of Directors

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD
Our Board and management are committed to engaging with our shareholders and obtaining their views and input on performance, governance, ESG matters, executive compensation and any other issues important to our shareholders.
Board-Driven Engagement and Board Reporting. As outlined below, our Governance Committee oversees the shareholder engagement process by reviewing shareholder input and regularly providing updates to the full Board.

Board Assessment and Monitoring	è	Outreach and Engagement	è	Evaluate and Respond
•Shareholder voting results for Ryder and other peer companies
•Shareholder governance and proxy voting policies
•Investor sentiment
•Emerging trends in ESG issues, executive compensation and other matters
•Ryder governance policies and practices

•Ryder's CEO/Board Chair, CFO, CLO/Corporate Secretary, and VP of Investor Relations regularly meet with shareholders to actively solicit input on a range of issues
•Independent board members, such as our Lead Independent Director or a Committee Chair, may participate as appropriate
•All feedback is reviewed with our Governance Committee and full Board

•Shareholder input is integral to our Board's continuous improvement of governance and executive compensation practices
•Our Board identifies and evaluates consistent feedback raised by shareholders
•Our Board may respond with enhancements to policy, practices and disclosures

Shareholder Communications with the Board. Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number at 1-800-815-2830 (7 days a week/24 hours a day), through the Governance page in the Investors area of our website at https://investors.ryder.com, or by mailing their communication to: Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the matters described above will be collected by our Corporate Secretary and will be periodically, and in any event prior to each regularly scheduled Board meeting, reported to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. The procedures for communicating with our independent directors as a group are available in the Investors area of our website, at https://investors.ryder.com, on the Governance page.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may communicate concerns about any of these matters confidentially to any supervisor or manager, the Chief Legal Officer and Corporate Secretary ("CLO/Corporate Secretary"), the Vice President of Internal Audit or the Chief Compliance Officer, or on a confidential or anonymous basis by way of a third party toll-free hotline number (1-800-815-2830), web-based portal (helpline.ryder.com), e-mail (ethics@ryder.com), or via e-mail to members of our Audit Committee (audit@ryder.com). All of these reporting mechanisms are publicized in the Investors area of our website at https://investors.ryder.com, in our Principles of Business Conduct, through in-person and online compliance training, and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints of whatever type received through the reporting mechanisms are reported to the Audit Committee at each regularly scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

BOARD MEETINGS
The Board held five regular meetings in 2022. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees on which the director served in 2022. Our independent directors meet in outside director sessions without management present as part of each regularly scheduled Board meeting. Our Lead Independent Director presides over these outside director sessions.
All of our directors attended the 2022 Annual Meeting. We expect all of our directors to attend our 2023 Annual Meeting of Shareholders.

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Board of Directors

BOARD LEADERSHIP STRUCTURE
Ryder combines the positions of CEO and Board Chair. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair's responsibilities, including those related to identifying emerging issues, communicating essential information to the Board about Ryder's performance and strategies, and proposing agendas for the Board. To enhance the leadership structure of the Board, Ryder also utilizes the role of a strong Lead Independent Director. The Board developed the role of a strong Lead Independent Director to facilitate and strengthen the Board's independent oversight of Company performance, strategy and succession planning, and effective governance standards. Ryder's Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director every five years, although the Board has discretion to deviate from this cycle when it determines it is in the best interests of the Company to do so. Our current Lead Independent Director is Robert J. Eck, who has served in the position since 2020.
The Lead Independent Director's duties include the following:

▶	Call meetings of the Board or of the independent directors, as necessary
▶	Review and approve meeting agendas for the Board, in collaboration with the Chair and CLO/Corporate Secretary, to ensure that topics requested by the independent directors are included
▶	Request and preview information sent to the Board, as necessary
▶	Serve as liaison between Board and management to ensure Board obtains the materials and information it needs
▶	Serve as liaison between Chair and independent directors, and work with the Chair to make sure all director viewpoints are considered and that decisions are appropriately made
▶	Preside at all Board meetings at which the Chair is not present, including outside director sessions of the independent directors (which are held at every regular meeting)
▶	Consult with shareholders on their concerns and expectations, upon request
▶	Engage with other independent directors to identify matters for discussion at outside director sessions
▶	Oversee annual CEO evaluation
▶	Serve as Governance Committee Chair and oversee the Board’s annual evaluation process and the search process for new director candidates

BOARD COMMITTEES
The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. Each committee evaluates its performance annually. The table below provides 2022 meeting information for each committee, and current membership, other than Mr. Tookes who will be retiring from the Board and is not standing for re-election, effective as of the date of the Annual Meeting:

The specific powers and responsibilities of the committees are set forth in more detail in their charters, which are available on the Governance page in the Investors area of our website, at https://investors.ryder.com.

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Audit Committee

AUDIT COMMITTEE
Members*

David G. Nord (Chair)	Robert A. Hagemann	Tamara L. Lundgren	Abbie J. Smith	Charles M. Swoboda	Hansel E. Tookes, II

Key Responsibilities
▶	Approve compensation and evaluate the independence of our independent registered certified public accounting firm
▶	Approve scope of annual audit and related audit fees
▶	Review scope of internal audit's activities and performance of internal audit function
▶	Review and discuss adequacy and effectiveness of internal control over financial reporting with internal audit and independent registered certified public accounting firm
▶	Oversee investigations regarding accounting and financial complaints and Ryder's global compliance program
▶	Review audit results, financial disclosures and earnings guidance
▶	Review reports related to cybersecurity and information technology risks, network security and data privacy
▶	Oversee process by which Company assesses and manages risk
▶	Oversee matters relating to accounting, auditing and financial reporting practices and policies
Independence and Financial Expertise
▶	All members are independent
▶	All members are financial experts
* Mr. Tookes will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election. As of December 12, 2022, Mr. Swoboda was selected as a member of the Audit Committee.
Audit Committee Processes and Procedures
Meetings. Our CFO, Controller, Vice President of Internal Audit, CLO/Corporate Secretary, Chief Compliance Officer, Chief Information Officer, CEO and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings, as necessary and appropriate, to assist the Audit Committee in its discussion and analysis of the various agenda items. The Audit Committee also meets regularly in executive session with our CFO, Vice President of Internal Audit, Controller, Chief Compliance Officer, CLO/Corporate Secretary and representatives of our independent registered certified public accounting firm.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of each of the Audit Committee members based in part on the directors’ responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee is:
•independent under the requirements of the NYSE’s corporate governance listing standards and our director independence standards;
•independent under the enhanced independence standards for audit committee members required by the SEC; and
•financially literate, knowledgeable and qualified to review financial statements and an "audit committee financial expert" under SEC rules.

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Compensation Committee

COMPENSATION COMMITTEE
Members

Michael F. Hilton (Chair)	Robert J. Eck	Luis P. Nieto, Jr.	E. Follin Smith	Dmitri L. Stockton

Key Responsibilities
▶	Oversee and approve our executive and director compensation plans, policies and programs
▶	Review industry trends and benchmark data, and determine whether compensation actions support key business objectives and pay-for-performance philosophy
▶	Approve compensation actions for direct reports to the CEO, and recommend compensation actions for the CEO for consideration by the independent directors
▶	Review and discuss results of shareholder advisory vote on executive compensation (and frequency of such vote) and other shareholder input, and consider whether to recommend any adjustments to policies and practices based on this feedback
▶	Review and assess compensation policies from a risk management perspective
▶	Oversee the preparation of the Compensation Discussion and Analysis section of the company's annual proxy statement and determine whether to recommend it for inclusion in the proxy statement
Independence
▶	All members are independent
Compensation Committee Processes and Procedures
Meetings. The Chief Human Resources Officer, Vice President of Compensation and Benefits, members of Ryder's legal department, and the CEO participate in Compensation Committee meetings, as necessary and appropriate, to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings, as appropriate, for discussions regarding their own compensation and for regular executive sessions of the independent Committee members.
Use of Compensation Consultants. During 2022, the Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") to serve as its independent compensation consultant. For further discussion of the role that FW Cook played in assisting the Committee in making executive compensation decisions in 2022, please see the discussion under "Role of the Independent Compensation Consultant" in our Compensation Discussion and Analysis section on page 41 of this proxy statement.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2022 were officers or employees of Ryder, or were former officers of Ryder. There were no transactions in 2022 between us and any directors who served as Compensation Committee members for any part of 2022 that would require disclosure by Ryder under SEC rules requiring disclosure of certain relationships and related party transactions. During 2022, none of Ryder's executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of Ryder's executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.
Independence
The Board reviewed the background, experience and independence of each of the Compensation Committee members based in part on the directors' responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE's corporate governance listing standards, including the additional independence requirements specific to compensation committee members, and our director independence standards.

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Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members*

Robert J. Eck (Chair)	Michael F. Hilton	Tamara L. Lundgren	E. Follin Smith	Charles M. Swoboda	Hansel E. Tookes, II

Key Responsibilities
▶	Identify and recommend qualified individuals to serve as directors
▶	Review qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws
▶	Recommend to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders
▶	Recommend size, structure, composition and functions of Board committees
▶	Review and recommend changes to charters of each committee of the Board
▶	Oversee Board and committee evaluation processes, as well as annual CEO evaluation process
▶	Review and recommend changes to Corporate Governance Guidelines and Principles of Business Conduct, and oversee and approve governance practices of the Company and Board
▶	Oversee process by which Board identifies and prepares for a crisis and reviews material issues related to public policy, public affairs and corporate responsibility
▶	Oversee Company's ESG strategy relating to environmental, health and security, diversity, governmental relations and charitable initiatives
Independence
▶	All members are independent
* Mr. Tookes will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election. As of December 12, 2022, Mr. Swoboda was selected as a member of the Governance Committee.
Corporate Governance and Nominating Committee Processes and Procedures
Meetings. Our CLO/Corporate Secretary and, when requested, our CEO participate in Governance Committee meetings, as necessary, to assist the Governance Committee in its discussion of the various agenda items. In addition, as further described in "ESG Matters" on page 14, other members of management periodically attend meetings to further assist the Governance Committee.
Board Succession Process for Directors
A principal responsibility of our Governance Committee is identifying and recommending individuals for nomination, election or re-election to our Board. The Governance Committee carries out this function through an ongoing, year-round process, which includes the annual evaluation of our Board and committees. Our Governance Committee is committed to maintaining an experienced, effective, well-rounded, collaborative and diverse Board that exemplifies sound judgment and integrity. Below is a summary of our process for identifying director candidates, which resulted in the appointment of a new director to our Board in December 2022:

1	Evaluate Board Composition	2	Identify Diverse Pool of Qualified Candidates	3	Assess Potential Candidates	4	Recommend Candidates for Approval

•Independent directors review existing strengths and contributions of current Board members and discuss areas for composition enhancements
•Independent directors use a board composition matrix to assist them in this interactive process

			•Engage experienced director search firm •Review Board recommendations •Review shareholder recommendations •Seek slate of qualified director candidates who are diverse		•Review experience, skills, expertise and professional background •Evaluate ability to commit adequate time given other obligations •Meet with director candidates		•Recommend selected candidates for appointment to our Board

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Corporate Governance and Nominating Committee

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates who:
▶	have a high level of personal integrity and exercise sound business judgement;
▶	are highly accomplished, with superior credentials, recognition and strong senior leadership experience in their respective fields;
▶	are diverse by experience, perspectives, background, race, ethnicity, gender, tenure and age;
▶	have relevant expertise and experience that is valuable to the business of the Company and its long-term strategy, goals and initiatives;
▶	have an understanding of, and concern for, the interests of our shareholders; and
▶	have sufficient time to devote to fulfilling their obligations as directors.
Board Composition Matrix. The Governance Committee uses a board composition matrix to assist them in identifying the skills, experience, expertise and diversity of current members of the Board. When identifying desired director candidate traits, the Governance Committee seeks areas that may become underrepresented as a result of Board turnover or where additional skills would enhance the Board’s composition. The Governance Committee reviews and updates the matrix on an ongoing basis, with individual input from all directors.
Board Diversity. The Board believes that diversity is one of many important considerations in board composition. When evaluating a slate of potential director candidates, the Governance Committee requires such slate include candidates who are diverse by gender, race or ethnicity. As noted above, the Governance Committee evaluates the current composition of the Board to ensure that the directors reflect a diversity of viewpoints, professional experience, backgrounds, education and skills, and is committed to seeking out highly qualified women and racially and ethnically diverse candidates. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater variety of innovative ideas and perspectives, and, therefore, is in a better position to make complex decisions.
Retention of Experienced Director Search Firms. Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that use their extensive resources and networks to find individuals who meet the qualifications established by the Board.
Shareholders Recommending a Director Candidate to the Governance Committee. If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve as required for all other candidates. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders, as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
11690 N.W. 105th Street
Miami, Florida 33178
Attention: Corporate Secretary
This information must be delivered to the Governance Committee no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee's discussions and the results of these meetings, the Governance Committee will recommend nominees for election to the Board, and the Board will nominate a slate of directors for election by our shareholders at our Annual Meeting (or, if filling a vacancy between Annual Meetings, the Board will elect a nominee to serve on the Board). Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.

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Corporate Governance and Nominating Committee

Board and Committee Evaluation Process. The Governance Committee has oversight of the annual Board and committee evaluation process and uses feedback from the results of the evaluation to identify directors currently serving on the Board to be renominated for election at the expiration of their terms:

1	Governance Committee Review	2	Open Dialogue Sessions	3	Thorough Review of Results
	Our Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the performance of the Board and committees. For 2022, the Governance Committee distributed a list of potential evaluation topics to the Board for review and consideration prior to scheduling open dialogue sessions.
Open dialogue sessions were conducted with the Lead Independent Director and each Board member, as well as with the committee chairs and their respective committee members. The topics considered for discussion include:

•overall Board and committee composition and Board and individual effectiveness;
•oversight of corporate strategy and CEO evaluation and succession planning;
•quantity and quality of information presented by management;
•oversight and management of risks;
•access to members of management; and
•identification of topics that should receive more attention and discussion.
					A summary of Board and committee evaluation results were reviewed and discussed by the Board and each committee in outside director sessions.

4	Feedback Incorporated

Policies and practices were updated as a result of director feedback. Examples of changes made in response to the evaluation process include:
•enhanced the information regularly provided to directors;
•allotted more time for strategic discussion with members of management; and
•further evolved the format of meeting materials to enable directors to focus on key data.

CEO Evaluation Process
The Governance Committee also oversees the annual CEO evaluation process, which is discussed in "Evaluating Performance" on page 41 of the Compensation Discussion and Analysis in this proxy statement.
Crisis Preparedness
Our Board has prepared a crisis preparedness plan for potential crises that could occur, which includes descriptions of potential triggering events, notification protocol, advanced preparation, communication plans, resources and a summary of key considerations, implications and risks of each triggering event scenario. Our Governance Committee (in conjunction with the other committees, as necessary) annually evaluates the crisis preparedness plan.

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Corporate Governance and Nominating Committee

ESG Matters
Oversight of Environmental Matters. The Governance Committee provides leadership and oversight of Ryder's environmental and sustainability strategy and regularly updates the full Board. To assist the Committee in its review of our environmental and sustainability strategy, our Vice President of Environmental Services and Real Estate (who reports to our CLO/Corporate Secretary), along with other members of her team, participate regularly at meetings where they share updates on the progress of our environmental programs, such as waste recycling, resource conservation, and carbon emission reduction and reporting. Through the collaboration of our environmental team, management and our Board, Ryder has proactively adopted environmental strategies that have advanced business growth, reduced emission outputs, and improved our overall environmental impact.
Oversight of Social Matters. The Governance Committee provides leadership and oversight of Ryder's practices related to social matters, including those related to health, safety and security, diversity, workforce development, and charitable giving, and regularly updates the full Board on these matters. Ryder is committed to safeguarding its employees, customers and the public, and to fostering talent and diversity throughout all levels of the organization. We recognize that a highly skilled and diverse workforce is the foundation to our success. Ryder is committed to the local communities in which it lives and works, and Ryder employees donate their time, talent and money to improving those communities. Ryder's management team and the Governance Committee work collaboratively on potential initiatives in these areas. To assist the Committee in its review of social-related matters, Ryder's Chief Human Resources Officer, Vice President of Safety, Health & Security, and President and Executive Director of Ryder's Charitable Foundation participate regularly at meetings where they update the Committee on various social-related initiatives.
Oversight of Governance Matters. The Governance Committee provides meaningful input on Ryder's corporate governance matters, including those related to the Board, government relations and shareholder affairs. For example, the Governance Committee routinely evaluates our Governance Guidelines, Committee charters, Principles of Business Conduct, and Crisis Preparedness Plan. To assist the Committee in its review of governance matters, Ryder's CLO/Corporate Secretary and other members of the legal department participate regularly at meetings where they update the Committee on various initiatives. Together, the Governance Committee and management review the governance policies of our largest shareholders and recommend enhancements when appropriate. As a result of this collaborative process, we have adopted a series of meaningful shareholder participation rights. Our Lead Independent Director and other Board members also engage with shareholders, as needed, to discuss key issues, such as governance, strategy, ESG matters and executive compensation.
For additional information regarding our ESG initiatives and to read our Annual CSR, please visit the "Governance" and "Sustainability" tabs in the Investors area of our website, at https://investors.ryder.com. Our 2021 CSR references the GRI Standards 2021, and is aligned to the SASB Air Freight & Logistics Standards and to the recommendations of the TCFD. In addition, we participate in the annual CDP Climate Change Questionnaire.

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Finance Committee and Risk Management

FINANCE COMMITTEE
Members

Abbie J. Smith (Chair)	Robert A. Hagemann	Luis P. Nieto, Jr.	David G. Nord	Dmitri L. Stockton

Key Responsibilities
▶	Review key financial metrics, liquidity position, and financing arrangements and requirements
▶	Review, approve and recommend capital allocation strategy, including significant capital expenditures, significant acquisitions and divestitures, issuances or repurchases of debt and equity securities, dividend policy and pension contributions
▶	Review relationships with rating agencies, banks and analysts
▶	Evaluate our risk management policies and activities (relating to business, economic, interest rate, foreign currency and other risks relating to capital structure and access to capital), and provide guidance to the Board with respect thereto
▶	Review corporate insurance program and activities
▶	Review post-audits of major capital expenditures and business acquisitions
▶	Review and recommend to the Board candidates for the Company’s Investment Committees
Independence
▶	All members are independent
Finance Committee Processes and Procedures
Meetings. Our CFO, Treasurer, CEO, and other members of management, including our Vice President of Investor Relations, participate in Finance Committee meetings, as necessary and appropriate, to assist the Finance Committee in its discussion and analysis of the various agenda items.

RISK MANAGEMENT
The Board's Role in Risk Oversight
We understand that risk is present in our everyday business and organizational strategy, and that risk-taking is necessary to grow and operate a business, and to preserve and enhance long-term shareholder value. As a result, we maintain an enterprise risk management ("ERM") program to provide management and the Board with a robust and holistic view of key risks facing Ryder.
ERM is a Company-wide initiative that involves both the Board and Ryder's management. The program is designed to (i) identify various risks faced by the organization, (ii) assign individual management executives the responsibility of managing those risks, and (iii) align those management assignments with appropriate board-level oversight. Our CLO/Corporate Secretary and CFO supervise the program, and our Chief Compliance Officer and Vice President of Internal Audit manage its daily operation. The executive leadership team, including our CEO, and Ryder's Corporate Risk Steering Committee, comprised of department leaders and subject matter experts, are responsible for identifying, managing and mitigating risks. External experts are also asked to provide guidance as necessary. All significant risks are communicated to the Board, which ultimately oversees the program both directly and indirectly through the Audit, Compensation, Governance and Finance Committees.
As part of the Board's risk evaluation, the Board reviews, at least annually, an ERM report from the CLO/Corporate Secretary, Chief Compliance Officer and Vice President of Internal Audit that (i) identifies the Company's risks, including detailed analysis of the likelihood of occurrence and potential impact of each risk, and (ii) explains the elements and process for risk identification. Annually, the Board and the committees conduct individual, in-depth reviews of the Company's key risks identified in the ERM report. In addition, at each regularly scheduled Board meeting, the Board reviews our ERM program and the specific risks identified, and discusses with management the most significant risks. The Board also reviews an internal audit report from the Vice President of Internal Audit at least annually regarding internal audit's review of enterprise risks and audit activities to evaluate the controls and processes regarding such risks.
The primary areas of risk overseen by the Board and its committees are summarized on the next page. These areas include those formally monitored as part of Ryder's ERM program or pursuant to committee charters. The risks listed do not represent an exhaustive list of all risks faced by Ryder or that are considered and addressed from time to time by the Board and its committees.

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Risk Management

Although Ryder's ERM program is structured with formal processes, it remains flexible to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team and the Board. In addition, the Company commissions an external assessment of its ERM program, as needed, to ensure it is in line with industry practices and that it effectively identifies, monitors and mitigates enterprise-wide risks. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC.

Board/Committee Areas of Risk Oversight
Full Board	▶	Company culture and tone at the top
	▶	Strategic, financial, competitive and execution risks associated with the annual business operating plan and strategic plan
	▶	Allocation of significant capital investments
	▶	Major litigation and regulatory matters
	▶	Significant acquisitions and divestitures
	▶	CEO and executive management succession planning
	▶	Business conditions and competitive landscape
	▶	Pandemics and natural disasters
Audit Committee	▶	Financial matters (including financial reporting, accounting, public disclosure and internal controls)
	▶	Cybersecurity and information technology
	▶	Major litigation and regulatory matters
	▶	Internal audit function and the ethics and compliance program
	▶	Process by which the Company assesses and manages risk
Compensation Committee	▶	CEO and other executive and director compensation
	▶	Equity and incentive-based compensation programs
	▶	Compensation risk assessment
Governance Committee	▶	Board effectiveness and organization
	▶	Corporate governance
	▶	CEO evaluation process and director succession planning
	▶	Matters relating to environmental, government relations, charitable contributions, safety, health and security, and diversity and inclusion
Finance Committee	▶	Capital structure, expenditures, financing transactions and asset management
	▶	Liquidity, cost of capital and access to capital, currency and interest rate exposures and insurance strategies
	▶	Selection of Investment Committee members for U.S. and Canadian pension and savings plans

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Related Person Transactions

RELATED PERSON TRANSACTIONS

No Related Person Transactions in 2022
In accordance with our Policies and Procedures Relating to Related Person Transactions ("Related Person Policy") adopted by our Board, all "related person transactions" are subject to prior review and approval by the Governance Committee. The Policies and Procedures are in addition to, not in lieu of, the requirements relating to conflicts of interest in our Principles of Business Conduct. Copies of both policies are available in the Investors area of our website, at https://investors.ryder.com. For purposes of the Related Person Policy, and consistent with Item 404 of Regulation S-K, a "related person transaction" is:
•Any transaction in which Ryder or a subsidiary of ours is a participant, the amount involved exceeds $120,000, and a "related person" has a direct or indirect material interest in the transaction or in any material amendment to such transaction.
•"Related persons" are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any person sharing the household of such executive officer, director, nominees for director or any beneficial owner of more than 5% of any class of our voting securities.
Our Principles of Business Conduct require that directors and executive officers report any actual or potential conflicts of interest to the Company, including potential related person transactions. In addition, each director and executive officer annually completes and signs a questionnaire confirming there are no material relationships or related person transactions between such individuals and the Company, other than those previously disclosed. This ensures that all material relationships and related person transactions are identified, reviewed, and disclosed in accordance with applicable policies and regulations. Based on this information, we review the Company's internal records and conduct follow-up inquiries as necessary to identify potentially reportable transactions. A report summarizing such transactions is then provided to the Governance Committee.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:
•whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;
•whether there are business reasons for us to enter into the related person transaction;
•whether the related person transaction would impair the independence of an outside director; and
•whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director's, executive officer's or related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.
Any member of the Governance Committee who has an interest in the related person transaction must abstain from voting on the approval of the transaction. Although such member would normally be excused from any discussions relating to the transaction, the Governance Committee Chair has the authority to request that such member participate in some or all of the Committee's discussions. Typically, participation would only be requested if the other Committee members have questions about the interested member's involvement in the transaction.
There were no related person transactions during 2022.

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Election of Directors (Proposal 1)

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Based upon the recommendation of the Governance Committee, the Board has nominated the eleven individuals listed below for election at the Annual Meeting. Under our By-Laws, directors are elected each year at the annual meeting of shareholders. All nominees are currently directors, and 10 out of 11 directors have been previously elected by our shareholders. In accordance with our general retirement policy under our Corporate Governance Guidelines, Mr. Hansel E. Tookes, II will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election.
Each director elected at the Annual Meeting will serve until Ryder’s 2024 Annual Meeting of Shareholders and until they are succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

KEY FACTS ABOUT OUR BOARD

10 directors with senior leadership experience	8 directors with financial or accounting background	9 directors with public company operational experience
6 directors with our Company's industry expertise	7 directors with brand management/corporate strategy/product development background	10 directors with business development and M&A experience
We strive to maintain a diverse and well-rounded Board that reflects a myriad of personal and professional backgrounds, and that balances the institutional knowledge of tenured directors with the fresh perspectives of new members. Our directors are diverse in age, gender, tenure, racial and ethnic background and professional experience. A majority of our Board is diverse by race, gender and ethnicity; 30% of our independent directors are diverse by gender; and three directors are diverse by race or ethnicity.
Director Criteria, Qualifications and Experience
We believe that each of our directors has the experience, skills, qualities and time to successfully perform his or her duties as a director and contribute to our Company’s success. Our directors were nominated because each individual possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. More information on Ryder's director nomination process is set forth in the Corporate Governance and Nominating Committee section under "Board Succession Process for Directors" on page 11.
Director Tenure and Board Refreshment
Board composition and refreshment are priorities for Ryder. The Board believes that it is desirable to maintain a mix of new and experienced directors. The Board does not believe that express limits on a director's tenure are currently appropriate, and values the increasing contribution of directors who, over time, have developed deeper insight into the Company and its operations.

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Election of Directors (Proposal 1)
However, to encourage appropriate refreshment and the continued qualification of our Board members, our Corporate Governance Guidelines provide for review of a director's continuation of Board service each time the director is up for re-election.
Other Policies and Practices Related to Director Service
Limits on Other Directorships. To ensure our directors have adequate time to serve on our Board, we permit service on no more than four other public company boards (or two other public company boards for our CEO/Chair). Each director is within this threshold, and our CEO serves only on one other public company board. We have determined that each director nominee has adequate time to devote to service on our Board, carry out his or her duties as a member of our Board, and provide valuable service to the Company in his or her role as a director.
Meeting Attendance Requirements. Directors are expected to regularly attend Board and committee meetings. Directors who fail to attend 75% or more of our Board and committee meetings for two consecutive years must submit a letter of resignation, which the Board will determine whether to accept, taking into account the recommendation of the Governance Committee. All of our directors met the meeting attendance requirements in 2022.
Resignation upon Change in Status. The Board also requires directors to submit a letter of resignation upon a substantial change in the nature of the director's employment or other significant responsibilities since the time of his or her election. The Board, upon review and recommendation by the Governance Committee, will determine whether the circumstances are consistent with the criteria for Board membership and whether it is appropriate for the director to continue service on the Board.
Impairment of Ability to Serve. A director who experiences any other change in circumstances that may impair his or her ability to effectively serve on the Board, or that could result in negative attention to the Company or director, is required to immediately notify the Company and may be asked by the Board to submit a letter of resignation.
Each director's principal occupation and other pertinent information about his or her particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor of or against the director nominees. We therefore urge you to return your proxy card and vote your shares on this proposal.
The Board recommends a vote FOR Proposal 1 (the election of each director nominee).

DIRECTOR NOMINEES

Robert J. Eck

BUSINESS EXPERIENCE:
Mr. Eck served as CEO of Anixter International Inc. ("Anixter"), a global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions, from 2008 until he retired in 2018.

Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources. From 2007 to 2008, Mr. Eck served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President of Physical Security Products and Integrated Supply of Anixter.

Director Since: 2011 Age: 64	OTHER PUBLIC BOARD MEMBERSHIPS: •A past director of Anixter (until June 2020)
Committees: •Compensation •Corporate Governance & Nominating (Chair) Lead Independent Director
QUALIFICATIONS:
The Board nominated Mr. Eck as a director because of his leadership experience and expertise in supply chain management, domestic and international operations, and marketing and business development. In addition, Mr. Eck has prior leadership experience as President and CEO and a director of a global public company.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Eck’s nomination, the Board considered Mr. Eck’s qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

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Election of Directors (Proposal 1)

Robert A. Hagemann

BUSINESS EXPERIENCE:
Mr. Hagemann served as Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated ("Quest") until he retired in 2013.

Mr. Hagemann joined Quest's predecessor, Corning Life Sciences, Inc. ("Corning"), in 1992, and held roles of increasing responsibility until he was named Chief Financial Officer of Quest in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He also held various positions in corporate accounting and audit at Merrill Lynch and Company and Ernst & Young.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Graphic Packaging Holding Company
•Zimmer Biomet Holdings, Inc.

QUALIFICATIONS:
The Board nominated Mr. Hagemann as a director because of his leadership experience and expertise in finance and accounting, business development, strategy, supply chains and government contracting. In addition, Mr. Hagemann has leadership experience of a global public company as Chief Financial Officer and as a director, including serving on audit, compensation, governance, and research/innovation/technology committees.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Hagemann's nomination, the Board considered Mr. Hagemann's current service on the board of two other public companies. Mr. Hagemann was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2014
Age: 66
Committees: •Audit •Finance

Michael F. Hilton

BUSINESS EXPERIENCE:
Mr. Hilton served as the President and CEO of Nordson Corporation ("Nordson"), an engineering and manufacturing company, from 2010 until he retired in 2019.

Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. ("Air Products") from 2007 until 2010, and was responsible for leading the company's global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976, where he held roles of increasing responsibility in a variety of management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Lincoln Electric Holdings, Inc.
•Regal Beloit Corporation
•A past director of Nordson (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Hilton as a director because of his leadership experience and expertise in global operations, strategy development, business-to-business marketing and oversight of large and diverse business units. In addition, Mr. Hilton has leadership experience from his past service as CEO of a global public company and as a current director on two other global public company boards.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Hilton's nomination, the Board considered Mr. Hilton's past leadership experience and his current service on two other public company boards. Mr. Hilton was renominated based on his qualifications listed above, his valuable contributions to the Board, his in-depth knowledge of the Company gleaned from his years of service on the Board, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012
Age: 68
Committees: •Compensation (Chair) •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Tamara L. Lundgren

CURRENT PRINCIPAL OCCUPATION:
Ms. Lundgren serves as Chairman, President and CEO of Schnitzer Steel Industries, Inc. ("SSI"). SSI is one of the largest publicly-traded manufacturers and exporters of recycled metals in North America, operating 100 facilities throughout North America, including seven deep-water ports located on both coasts of the U.S. and Puerto Rico and a retail auto parts business with over five million annual retail visits.

BUSINESS EXPERIENCE:
Ms. Lundgren was appointed President and CEO of SSI in 2008 and Chairman in 2020. Ms. Lundgren joined SSI in 2005 as Chief Strategy Officer and held positions of increasing responsibility, including Executive Vice President and Chief Operating Officer. Prior to joining SSI, Ms. Lundgren was an investment banker and lawyer with 25 years of experience in the U.S. and Europe. Ms. Lundgren was a Managing Director at JPMorgan Chase and Deutsche Bank in London and New York. Earlier she was a partner in the Washington, D.C. law firm of Hogan Lovells (then Hogan & Hartson, LLP).

OTHER PUBLIC BOARD MEMBERSHIPS:
•SSI
•A past director of Parsons Corporation (until April 2020)

OTHER RELEVANT EXPERIENCE:
•Chair of the Board of Directors of Federal Reserve Bank of San Francisco
•Member of the Board of Directors of the U.S. Chamber of Commerce (until June 2022); former Chairman of the Board

QUALIFICATIONS:
The Board nominated Ms. Lundgren as a director because of her leadership experience and expertise in global operations, strategy, and finance and corporate law. In addition, Ms. Lundgren has leadership experience as President and CEO and as a director of a global public company.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Lundgren's nomination, the Board considered Ms. Lundgren's current role as CEO of another public company and service on the board of her company. Ms. Lundgren was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012
Age: 65
Committees: •Audit •Corporate Governance & Nominating

Luis P. Nieto, Jr.

BUSINESS EXPERIENCE:
Mr. Nieto served as President of the Consumer Foods Group for ConAgra Foods Inc. ("ConAgra"), one of the largest packaged food companies in North America, from 2007 until he retired in 2009.

Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. Prior to joining ConAgra, Mr. Nieto was President and CEO of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries, from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm and is affiliated with Akoya Capital Partners.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of AutoZone, Inc. (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Nieto as a director because of his leadership experience and expertise in finance, operations, supply chains, brand management, marketing and strategic planning. In addition, Mr. Nieto has leadership experience in positions of executive oversight and senior management at a global public company. He also has experience as a director on a global public company board, including serving on audit and governance committees.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Nieto's nomination, the Board considered Mr. Nieto’s past service on the board of another public company. Mr. Nieto was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2007
Age: 67
Committees: •Compensation •Finance

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Election of Directors (Proposal 1)

David G. Nord

BUSINESS EXPERIENCE:
Mr. Nord served as Executive Chairman of Hubbell Incorporated ("Hubbell"), an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications until May 2021, and as Chief Executive Officer from May 2014 until he retired in October 2020.

Mr. Nord joined Hubbell in 2005 as Senior Vice President and Chief Financial Officer, and subsequently served as President and Chief Operating Officer from 2012 to 2013. Prior to joining Hubbell, Mr. Nord held various senior financial positions at United Technologies Corporation, including Vice President and Controller as well as Vice President of Finance and Chief Financial Officer of Hamilton Sundstrand Corporation, one of its principal subsidiaries.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Jeld-Wen Holding, Inc.
•A past director of Hubbell (until May 2021)

QUALIFICATIONS:
The Board nominated Mr. Nord as a director because of his leadership experience, expertise in global operations and strong financial acumen. In addition, Mr. Nord has past leadership experience as President and CEO and as a director of a global public company.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Nord's nomination, the Board considered Mr. Nord's past role as CEO of another public company and current service on a public company board. Mr. Nord was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018
Age: 65
Committees: •Audit (Chair) •Finance

Robert E. Sanchez

CURRENT PRINCIPAL OCCUPATION:
Mr. Sanchez currently serves as Board Chair and CEO of Ryder.

BUSINESS EXPERIENCE:
Mr. Sanchez was appointed Chair of Ryder's Board in May 2013, after his appointment as President and CEO in January 2013. Mr. Sanchez joined Ryder in 1993 and has served in positions of increasing responsibility, including a broad range of leadership positions in Ryder's business segments. Mr. Sanchez served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder's largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and CFO from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder's Executive Leadership team since 2003.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Texas Instruments, Inc.

OTHER RELEVANT EXPERIENCE:
•Member of the Board of Directors of the Truck Renting and Leasing Association ("TRALA")

QUALIFICATIONS:
The Board nominated Mr. Sanchez as a director because of his leadership experience and expertise in transportation, supply chains/logistics, global operations, finance and information technology. He has broad leadership experience based on years of diverse senior management roles at Ryder, including serving as President and Chief Operating Officer, Division President of Ryder's largest business segment, CFO and Chief Information Officer. He also has experience as a director on a global public company board, including having served as compensation committee chair.

Mr. Sanchez was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2013
Age: 57
Board Chair

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Election of Directors (Proposal 1)

Abbie J. Smith

CURRENT PRINCIPAL OCCUPATION:
Ms. Smith serves as the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow at the University of Chicago Booth School of Business.

BUSINESS EXPERIENCE:
Ms. Smith joined the faculty of the University of Chicago Booth School of Business in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance, and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching, and a GE Foundation Research Grant.

OTHER PUBLIC BOARD MEMBERSHIPS:
•HNI Corporation

OTHER RELEVANT EXPERIENCE:
•Trustee of the Dimensional ETF Trust, DFA Investment Trust Co, and Dimensional Emerging Markets Value Fund; Dimensional Investment Group Inc.; and DFA Investment Dimensions Group Inc.
•Trustee of the Chicago-based UBS Funds

QUALIFICATIONS:
The Board nominated Ms. Smith as a director because of her leadership experience and expertise in business, accounting and corporate governance. In addition, Ms. Smith has an accomplished educational background with extensive academic and teaching experience in business, accounting and corporate governance. She also has experience as a director on global public company boards, including serving as lead independent director and member of audit and governance committees.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's current role as a professor of a distinguished university and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2003
Age: 69
Committees: •Audit •Finance (Chair)

E. Follin Smith

BUSINESS EXPERIENCE:
Until May 2007, Ms. Smith served as the Executive Vice President, CFO and Chief Administrative Officer of Constellation Energy Group, Inc. ("Constellation Energy Group"), then the nation's largest competitive supplier of electricity to large commercial and industrial customers and the nation's largest wholesale power seller.

Ms. Smith joined Constellation Energy Group as Senior Vice President, CFO in June 2001, and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and CFO of Armstrong Holdings, Inc. ("Armstrong"), the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including CFO for General Motors' Delphi Chassis Systems division.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of Kraft Foods Group (until July 2015)
•A past director of Discover Financial Services (until May 2014)

QUALIFICATIONS:
The Board nominated Ms. Smith as a director based on her leadership experience and expertise in finance, human resources, risk management, legal and information technology. In addition, Ms. Smith has leadership experience serving as CFO, Chief Administrative Officer, and as a director of global public companies, including serving on audit, governance and risk committees.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's past experience as a CFO and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2005
Age: 63
Committees: •Compensation •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Dmitri L. Stockton

BUSINESS EXPERIENCE:
Mr. Stockton served as Senior Vice President and Special Advisor to the Chairman of General Electric Company ("GE"), a multinational industrial company that provides power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation and financial services, from 2016 until he retired in 2017.

Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and CEO of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and CEO for GE Capital Global Banking and Senior Vice President of GE. He also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Deere & Company
•Target Corporation
•Westrock Co.
•A past director of Stanley Black & Decker (until December 2021)

OTHER RELEVANT EXPERIENCE:
•GE Asset Management Inc. (until 2016); GE RSP US Equity and GE RSP Income Fund (until 2016); and GE Elfun Funds (until 2016)

QUALIFICATIONS:
The Board nominated Mr. Stockton as a director because of his leadership experience and his expertise in risk management, governance, finance and asset management. In addition, Mr. Stockton also has leadership experience in positions of executive oversight and senior management from his tenure at GE, as well as experience as a director on public company boards.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Stockton's nomination, the Board considered Mr. Stockton's current service on the Board of three other public companies. Mr. Stockton was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018
Age: 58
Committees: •Compensation •Finance

Charles M. Swoboda

BUSINESS EXPERIENCE:
Mr. Swoboda served as Chairman and CEO of Cree, Inc. ("Cree"), a global company leader in silicone carbide technology, from May 2005 until he retired in May 2017.

Mr. Swoboda was appointed President and CEO of Cree in 2001 and Chairman in 2005. Mr. Swoboda joined Cree in 1993 as a Manager of LED Product and held positions of increasing responsibility, including President and Chief Operating Officer. Prior to joining Cree, Mr. Swoboda held positions of significant responsibility, including Sales Engineer at Hewlett-Packard Company.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Past director of Anixter (until June 2020)

QUALIFICATIONS:
The Board nominated Mr. Swoboda as a director because of his leadership experience and expertise in global operations, and new product and technology development and commercialization. In addition, Mr. Swoboda has leadership experience in positions of executive oversight and senior management at global public companies. He also has experience as a director on global public company boards, including serving as a member of the governance committee and compensation committee.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Swoboda's nomination, the Board considered Mr. Swoboda's past experience as a Chairman and CEO and service on other company boards. Mr. Swoboda was nominated based on his qualifications listed above, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2022
Age: 56
Committees: •Audit •Corporate Governance & Nominating

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Ratification of Independent Registered Certified Public Accounting Firm (Proposal 2)

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP for the year ending December 31, 2023. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since 2006.
In executing the responsibilities set forth in its charter, the Audit Committee engages in a thorough annual evaluation of the independent registered certified public accounting firm's qualifications, performance and independence. In connection with the Audit Committee's evaluation, management conducts its own evaluation and provides the results of its evaluation to the Audit Committee. Following completion of the Audit Committee's evaluation, performance feedback is provided to the independent registered certified public accounting firm. The Audit Committee is also responsible for approving the services and audit fees associated with the retention of PricewaterhouseCoopers LLP.
In 2021, the Audit Committee rotated the Company's lead engagement partner from PricewaterhouseCoopers LLP, pursuant to the rotation requirements of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee and its Chair were directly involved in the selection of the new lead engagement partner.
The Audit Committee and Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm is in the best interests of Ryder and its shareholders. In selecting PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for 2023, the Audit Committee considered a number of factors, including:
•the quality of PricewaterhouseCoopers LLP's work product and performance;
•the professional qualifications of PricewaterhouseCoopers LLP, the lead engagement partner and other members of the audit team;
•PricewaterhouseCoopers LLP's knowledge and experience with the Company's business operations, accounting policies and industry;
•the results of the PCAOB review of PricewaterhouseCoopers LLP;
•PricewaterhouseCoopers LLP's independence program and controls for maintaining independence;
•the appropriateness of PricewaterhouseCoopers LLP's audit fees; and
•the results of the Audit Committee's and management's annual evaluation of PricewaterhouseCoopers LLP's qualifications, performance and independence, and the potential impact of selecting a different independent registered certified public accounting firm.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm, and if the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
Representatives of PricewaterhouseCoopers LLP will be present (virtually) at the 2023 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers LLP for the 2022 and 2021 fiscal years were as follows ($ in millions):

	2022	2021
Audit Fees	$5.4	$6.0
Audit-Related Fees	0.2	0.2
Tax Fees(1)	—	0.1
All Other Fees	—	—
Total Fees	$5.6	$6.3
(1) All of the Tax Fees paid in 2022 and 2021 relate to tax compliance services.

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Ratification of Independent Registered Certified Public Accounting Firm (Proposal 2)

Audit Fees. Primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.
Audit-Related Fees. Represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees. Represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or pre-approved by the Audit Committee, in each instance in accordance with our Approval Policy for Independent Auditor Services ("Approval Policy") and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm's core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $1,000,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2022 were approved or pre-approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR Proposal 2 (Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2023 fiscal year).

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Audit Committee Report

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of six outside directors, all of whom are independent under the rules of the NYSE, our director independence standards and applicable rules of the SEC. The Committee operates under a written charter that specifies the Committee's responsibilities. The full text of the Committee's charter is available in the Investors area of our website, at https://investors.ryder.com, on the Governance page. The Audit Committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder's financial reporting process on behalf of the Board. Ryder's management is responsible for preparing the consolidated financial statements, establishing and maintaining adequate internal control over financial reporting, and assessing the effectiveness of internal control over financial reporting. Ryder's independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder's annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the PCAOB, and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States, and (ii) whether Ryder maintained effective internal control over financial reporting based on criteria established in "Internal Control - Integrated Framework (2013)" issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as management's assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder's accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the rules of the SEC. In addition, the Audit Committee has discussed the independence of the independent registered certified public accounting firm, reviewed written disclosures and a letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding independence, and considered the compatibility of non-audit services with the independence of the independent registered certified public accounting firm.
The Audit Committee also discussed with Ryder's internal auditor and the independent registered certified public accounting firm the overall scope of their respective audits, including the results of their audits, their evaluations of Ryder's internal control, and the overall quality of Ryder's financial reporting. These discussions took place with and without the presence of management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management's assessment of the effectiveness of Ryder's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2022, filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder's independent registered certified public accounting firm for the 2023 fiscal year.
Submitted by the Audit Committee of the Board.

David G. Nord (Chair)
Robert A. Hagemann
Tamara L. Lundgren
Abbie J. Smith
Hansel E. Tookes
Charles M. Swoboda

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Security Ownership of Officers and Directors

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of February 23, 2023 (unless otherwise indicated in the footnotes to this table) by each Board member and NEO, and collectively by all Board members and executive officers. Unless otherwise indicated, the mailing address for each individual listed below is c/o Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. The following table is based upon information provided to us or filed with the SEC by the shareholders. Biographical information for Ryder's executive officers can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2023.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Percent of Class(2)	Of the Total Shares Beneficially Owned, Shares Which May Be Acquired Within 60 days(3)
Robert E. Sanchez(4)(5)	916,476	1.9%	554,831
John J. Diez	181,552	*	95,436
Robert J. Eck(4)	38,153	*	28,753
Robert D. Fatovic(4)(5)	191,699	*	111,329
Robert A. Hagemann	23,707	*	21,307
Thomas M. Havens	21,030	*	6,240
Michael F. Hilton	26,129	*	26,129
Tamara L. Lundgren	25,043	*	11,299
Luis P. Nieto, Jr.	27,779	*	27,779
David G. Nord	24,704	*	22,704
J. Steven Sensing	94,690	*	59,441
Abbie J. Smith(5)	66,391	*	45,920
E. Follin Smith	40,117	*	32,155
Dmitri L. Stockton	15,841	*	15,841
Charles M. Swoboda	439	*	439
Hansel E. Tookes, II(6)	54,848	*	48,576
Directors and Executive Officers as a Group (21 persons)(4)(5)	1,921,730	4.0%	1,201,104

*
Represents less than 1% of our outstanding common stock, based on the 46,776,522 shares outstanding of the Company's common stock on February 23, 2023, plus any shares that the listed person could acquire upon the exercise of any other rights exercisable on or before April 24, 2023.

(1)	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").
(2)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
(3)	Includes total vested but unexercised options to purchase shares of common stock held in the accounts of our executive officers as well as restricted stock units granted to our directors that will be delivered upon the director's departure from the Board, which shares vest upon grant following a director's first year of service on the Board.
(4)	Includes shares held through a trust, jointly with their spouses or other family members, or held solely by their spouses, as follows: Mr. Sanchez, 15,193 shares; Mr. Eck, 9,400 shares; Mr. Fatovic, 2,500 shares; and all directors and executive officers as a group, 27,093 shares.
(5)	Includes shares held in the accounts of executive officers pursuant to our 401(k) savings plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Ms. A. Smith, 14,030 shares; Mr. Sanchez, 30,361 shares; Mr. Fatovic, 22,282 shares; and all directors and executive officers as a group, 68,034 shares.
(6)	Mr. Tookes will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election.

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Security Ownership of Certain Beneficial Owners

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	5,648,837	12.1%
HG Vora Capital Management, LLC(3) 330 Madison Ave., 20th Fl. New York, NY 10017	5,050,000	10.8%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	4,940,966	10.6%

(1)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act, and based on the Company's 46,776,522 shares of common stock outstanding as of February 23, 2023.
(2)	Based on the most recent SEC filing by The Vanguard Group, on Schedule 13G/A, dated February 9, 2023. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 0; shared voting power, 35,903; sole dispositive power, 5,563,785; and shared dispositive power, 85,052.
(3)	Based on the most recent SEC filing by HG Vora Capital Management, LLC, on Schedule 13G, dated December 30, 2022. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 5,050,000; shared voting power, 0; sole dispositive power, 5,050,000; and shared dispositive power, 0.
(4)	Based on the most recent SEC filing by BlackRock, Inc., on Schedule 13G/A, dated March 8, 2023. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 4,653,775; shared voting power, 0; sole dispositive power, 4,940,966; and shared dispositive power, 0.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis is intended to provide our shareholders with a clear understanding of our compensation philosophy and objectives, our compensation-setting process, our 2022 compensation program design and the earned awards for our NEOs. As discussed in Proposal 3 on page 56, we are conducting our annual advisory Say on Pay vote that requests your approval of the compensation of our NEOs. In deciding how to vote, we recommend that you review this Compensation Discussion and Analysis with particular focus on:
• Our compensation philosophy, which aims to align executive action with the long-term interests of shareholders;
• Our 2022 compensation program actions and pay-for-performance profile; and
• The design of our programs based on input from our shareholders.
In 2022, our NEOs were:

Robert E. Sanchez	CEO and Board Chair
John J. Diez	Executive Vice President and CFO
J. Steven Sensing	President, Global Supply Chain Solutions ("SCS") and Dedicated Transportation Solutions ("DTS")
Thomas M. Havens	President, Global Fleet Management Solutions ("FMS")
Robert D. Fatovic	Executive Vice President, CLO/Corporate Secretary

Our compensation philosophy, 2022 compensation plan details, results and other key information is presented as follows:
2022 Company Performance Highlights
In 2022, the Company continued executing its strategic and operational priorities, delivering record EPS of $16.96 and record ROE* (a non-GAAP financial measure) of 29.3%. Our management team successfully executed various initiatives to increase long-term profitability and in 2022, achieved strong new contractual sales and strong earnings across our businesses. In addition, due to market conditions and our management team's pricing initiatives, the Company achieved significantly strong results in used vehicle sales and rental.
Along with these positive improvements, management continued to invest in acquisitions to grow the SCS business, returned cash to our shareholders in the form of dividends, executed share repurchases, and maintained leverage below our target range. We believe progress on our initiatives positions us well for future revenue growth. The increase in our stock price during the year, from a low of $62.99 to a year-end price of $83.57, and a positive total shareholder return ("TSR") amidst a challenging economic environment, reflect investors' confidence in our ability to execute on our strategy to drive continued strong earnings.
* ROE is a non-GAAP financial measure. For a reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity used to calculate ROE, as well as the reasons why this measure is useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 and "Financial Resources and Liquidity" on page 37 of our Annual Report on Form 10-K for the year ended December 31, 2022.

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Compensation Discussion and Analysis

Ryder Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high-quality executives who possess diverse skills and talents that will contribute to achieving Ryder's strategic objectives and increasing long-term shareholder value. We believe these compensation programs, together with a workplace culture that drives engagement, accountability, and integrity, best position Ryder to achieve profitable growth, innovation, operational excellence, and customer and employee satisfaction.

Our compensation program has three key goals:
▶	Attracting and Retaining Talent Deliver market competitive compensation that attracts high-impact talent and encourages long-term retention
▶	Encouraging Shareholder Alignment Tie a significant portion of executive compensation to Company performance to align the interests of our executives with our shareholders, as follows:
•Drive company performance by setting targets that will promote long-term, sustainable and profitable growth, with appropriate risk-taking
•Encourage long-term shareholder value creation
▶	Rewarding Individual Performance Recognize individual performance and contribution to Ryder
2022 Executive Compensation Program Structure
The 2022 compensation structure for our NEOs emphasizes "at-risk" compensation that is earned upon achievement of performance goals and significantly influenced by share performance. The actual compensation mix and value for each NEO may vary based on job responsibility, experience, market compensation, individual performance, tenure, long-term potential, succession planning and strategic needs.
The chart below illustrates the Company's commitment to our pay-for-performance philosophy and shareholder alignment as approximately 87% of our CEO's target total direct compensation in 2022 was "at risk," with a heavy weighting on long-term performance goals.
In 2023, the Compensation Committee (the "Committee") plans to continue focusing on overall shareholder alignment with a suite of metrics that incentivize long-term shareholder value.

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Compensation Discussion and Analysis

Suite of Compensation Metrics
The following chart illustrates the elements and design of Ryder's executive compensation program in 2022.

2022
Base Salary
(13% of CEO target direct compensation)
+
2022
Annual Cash Incentive Awards
(21% of CEO target direct compensation)
60%
Comparable EBITDA*
20%
Operating Revenue*
20%
Strategic Milestones Performance
+
2022 – 2024
Long Term Incentive Program
(66% of CEO target direct compensation)
60%
Performance-Based Restricted Stock Rights (PBRSRs) (3-year fixed performance period)
40%
Restricted Stock Rights (TVRSRs)
33.3%
Adjusted Return on Equity
33.3%
Strategic Revenue Growth
33.3%
Free Cash Flow
Modifier: +/- up to 15% based on Relative TSR
=
Total Direct Compensation

* In the case of Messrs. Sanchez, Diez and Fatovic, the comparable EBITDA and operating revenue metrics are based on the Company's comparable EBITDA and operating revenue. In the case of Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS), the comparable EBITDA and operating revenue portions of their AIP are based as follows: 30% Company EBITDA, 30% FMS or SCS/DTS business division EBITDA, respectively, and 20% FMS or SCS/DTS business division operating revenue, respectively.
The chart below further explains the components of our 2022 compensation program, how they align with our strategy, and how the Committee determined compensation levels for 2022.

	Settled in	Key Factors	Payout Linked to Strategy/Growth
Base Salary	Cash	•Based on experience, market data, performance, tenure, responsibility and succession potential •Reviewed annually	•Competitively set to recruit and retain top talent who will drive Company performance
Annual Cash Incentive	Cash	•Target payout opportunities based on market data •Approved at the beginning of the year •Minimum performance threshold required for any payout, with payouts ranging from 0 - 200% of target
•Comparable EBITDA is a key annualized measure of operating performance and profitability
•Operating revenue reflects progress against strategic and operational goals
•Strategic performance milestones reflect key components of strategic plan by business division

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Compensation Discussion and Analysis

	Settled in	Key Factors	Payout Linked to Strategy/Growth
Performance-based restricted stock rights ("PBRSRs")	Stock
•Based on market data, level of responsibility, succession potential and desired pay mix
•Target grant value established at the start of three-year performance period, and value vests at end of three-year performance period
•Minimum performance threshold required for any payout, with payouts ranging from 0 - 200%

•ROE measures how effectively the Company manages returns, capital efficiency, and progress on strategic goals
•2022 - 2024 strategic revenue growth measures progress against long-term growth goals of more profitable businesses
•Free cash flow measures available cash for debt and dividend payments, and capital investments
•TSR modifier measures stock performance against peer group, with no positive modification if actual TSR is negative

Time-vested restricted stock rights ("TVRSRs")	Stock	•Based on market data, level of responsibility, and desired pay mix •Granted at the start of three-year period, and vests ratably over three years	•Provides link to shareholder experience
Base Salary
Base salary is the sole fixed component of an executive's total direct compensation. In determining base salary, the Committee considers the factors listed on pages 32-33 without assigning any specific weight to any individual factor.
In 2022, the following base salary increases were made for each of our NEOs, in each case effective January 1, 2022: 4% for Mr. Sanchez; 2% for Messrs. Diez, Fatovic and Sensing; and 9% for Mr. Havens.
2022 AIP Metrics, Targets and Results
2022 Metrics
Our 2022 annual cash incentive awards were designed at the beginning of the year to reflect both Company and divisional business performance. In structuring our annual cash incentive awards, in February 2022, the Committee set target payout opportunities for each executive. For 2022, the target AIP payout opportunity for each of our NEOs was as follows: 170% of base salary for Mr. Sanchez, and 100% of base salary for Messrs. Diez, Fatovic, Havens and Sensing.
The 2022 AIP was comprised of the same metrics, and respective weights, as the 2021 AIP. The 2022 AIP strongly emphasized EBITDA, and maintained a focus on revenue growth and strategic performance milestones that align with the Company's overall strategy developed in 2021. Each metric of the 2022 AIP has a payout range of 0% to 200%. The chart below further explains the design of our 2022 AIP for each of our NEOs:

2022 AIP Metrics	CEO/Corporate(1)	Division Presidents(2)
RSI Comparable EBITDA	60%	30%
Division Comparable EBITDA(3)	N/A	30%
RSI Operating Revenue	20%	N/A
Division Operating Revenue(3)	N/A	20%
RSI Strategic Performance Milestones	20%	N/A
Division Strategic Performance Milestones(3)	N/A	20%
(1) Represents Messrs. Sanchez (CEO), Diez (CFO) and Fatovic (CLO).
(2) Represents Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS).
(3) In the case of Mr. Havens, all division-specific metrics correspond to FMS-related performance. In the case of Mr. Sensing, all division-specific metrics correspond to SCS/DTS-related performance.
As shown in the previous chart, the comparable EBITDA metric had a weight of 60%, which further aligns executive compensation with the Company's operating performance, and the operating revenue metric had a weight of 20% in order to continue to incentivize growth. In the case of Messrs. Sanchez, Diez and Fatovic, the comparable EBITDA and operating revenue portions of their AIP incorporate Company-wide performance for Ryder System, Inc. ("RSI"). In the case of Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS), the comparable EBITDA portion of their AIP incorporates both the Company's and their respective business divisions' performance, and the operating revenue portion exclusively reflects their respective business divisions' performance.

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Compensation Discussion and Analysis

To further incentivize achievement of key strategic milestones, the Committee continued the use of the strategic performance milestone metric. The strategic performance milestones have a weight of 20% in the AIP, and require a minimum EBITDA financial performance threshold in order to make a milestone payout, with AIP award payout levels ranging from 0% to 200%. As shown in the chart below, each of the Company's businesses have strategic performance milestones tailored to their respective divisions, with the strategic performance milestones for the centralized corporate group, including the CEO, reflecting a combination of milestones from each business division. To determine the payout of the strategic performance milestones, the Committee evaluates the outcome of each milestone and holistically determines overall achievement of the strategic performance milestones using a five-point scale that corresponds to a payout score. No individual milestone is weighted or assigned greater significance than another.

	2022 Strategic Performance Milestones (weighted 20% in AIP)	Strategic Performance Milestone Outcome	Payout Percentage*
CEO/Corporate(1)	•Improve ChoiceLease pricing •Grow SCS/DTS new sales •Integrate strategic acquisitions	◦Exceptional ◦Very Successful ◦Successful ◦Inconsistent ◦Unsatisfactory	200% 150% 100% 50% 0%
FMS(2)	•Improve ChoiceLease pricing •Improve maintenance costs •Optimize asset management •Grow used-vehicle retail sales
SCS(3)	•Grow net sales •Grow Ryder Last Mile •Expand e-commerce fulfillment •Integrate strategic acquisitions
DTS(3)	•Grow net sales •Develop dedicated capacity model •Drive operational excellence through rate and automation

(1) Represents Messrs. Sanchez (CEO), Diez (CFO) and Fatovic (CLO).	* Actual payout percentages may vary between 0%-200%.
(2) Represents Mr. Havens (President of FMS).
(3) Represents Mr. Sensing (President of SCS/DTS).

AIP Metric Definitions
comparable EBITDA (a non-GAAP financial measure)
Represents net earnings (loss), first adjusted to exclude discontinued operations and the following items, all from continuing operations: (i) non-operating pension costs, net, and (ii) any other items that are not representative of our ongoing business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under comparable earnings measures in our SEC filings) and then adjusted further for (a) interest expense, (b) income taxes, (c) depreciation, (d) amortization, and (e) used vehicle sales results. Comparable EBITDA incentivizes management to optimize operations whether the economic cycle is negative or positive and is also more reflective of the Company's operating profitability. While the market prices for used vehicles continue to impact compensation heavily (via the LTIP payouts), the Committee determined that a metric more closely aligned with improved operating performance was valuable in the collective suite of incentive compensation metrics and determined that the best place for this metric was in the annual incentive plan.

operating revenue (a non-GAAP financial measure)
Represents total revenue excluding any (i) fuel, (ii) subcontracted transportation, and (iii) revenue from our ChoiceLease liability insurance program that was discontinued in early 2020. We exclude fuel and subcontracted transportation as these services are largely pass-through to our customers, thus fluctuations generally minimally impact our profitability. The operating revenue used by the Committee is consistent with the operating revenue reported in Ryder press releases and public presentations. Operating revenue is intended to measure progress towards strategic and operational goals.

strategic performance milestones
Represents alignment with the strategic plan and the expectation that attainment of each strategic performance milestone will have occurred in 2022. A minimum threshold of EBITDA financial performance must be achieved in order to payout the strategic performance milestones. In the case of Messrs. Sanchez, Diez and Fatovic, the strategic performance milestones reflect initiatives from each business division (FMS, SCS and DTS), and in the case of Messrs. Havens and Sensing the strategic performance milestones reflect the strategic goals of their respective business divisions. Please refer to the chart above titled "2022 Strategic Performance Milestones" for further information.

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Compensation Discussion and Analysis

2022 Targets and Results
During fiscal year 2022, management strengthened Ryder's financial and strategic position as a leading supply chain and transportation company. Under the skilled leadership of our management team, Ryder generated comparable EBITDA (a non-GAAP financial measure) growth of 12% from the prior year and operating revenue (a non-GAAP financial measure) growth of 19% from the prior year.
Upon review of the Company's performance associated with each of the strategic performance milestones, the Committee determined that the minimum EBITDA performance metric was achieved, that the outcome of the FMS strategic performance milestone was "exceptional," and that the outcome for each of CEO/Corporate and SCS/DTS was "successful." Ryder's 2022 earning results reflect higher lease returns from ongoing ChoiceLease pricing initiatives, benefits from our multi-year maintenance initiative that exceeded our $100 million annual cost savings target, strong sales of new long-term customers in our SCS and DTS divisions, and successful integration of our previous SCS acquisitions. The robust freight conditions of 2022, combined with the actions implemented by our management team, such as improving maintenance costs, optimizing asset management, and significantly expanding used-vehicle retail sales, helped deliver improved results. In addition, the supply chain and market labor challenges provided growth opportunities for our SCS and DTS divisions as companies made long-term outsourcing decisions. We also completed acquisitions consistent with our strategy to accelerate growth in SCS and successfully integrated those acquisitions, which contributed to the expansion of our e-fulfillment network.
The following chart sets forth our 2022 AIP metrics (including targets and actual results) that are used when determining the AIP awards for Messrs. Sanchez, Diez and Fatovic:

Performance Metrics(1) (in millions)	2021 Results(2)	2022 Threshold (50% payout)	2022 Target (100% payout)	2022 Maximum (200% payout)	Weight	2022 Results	2022 Payout (% of target)
RSI Comparable EBITDA	$2,429	$2,355	$2,616	$2,695	60%	$2,722	200%
RSI Operating Revenue	$7,807	$7,842	$8,713	$9,149	20%	$9,280	200%
RSI Strategic Performance Milestones	Very successful	Inconsistent	Successful	Exceptional	20%	Successful	125%
Earned Payout (weighted)							185%
(1) Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings (loss) to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 of our Annual Report on Form 10-K for the year ended December 31, 2022.
(2) The Committee determined to exclude the acquisition of Midwest Warehouse & Distribution System, which the Company acquired in November 2021 for approximately $284 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

The following chart sets forth our 2022 AIP metrics (including targets and actual results) that are used when determining the AIP award for Mr. Havens:

Performance Metrics(1) (in millions)	2021 Results(2)	2022 Threshold (50% payout)	2022 Target (100% payout)	2022 Maximum (200% payout)	Weight	2022 Results	2022 Payout (% of target)
RSI Comparable EBITDA	$2,429	$2,355	$2,616	$2,695	30%	$2,722	200%
FMS Comparable EBITDA	$2,357	$2,109	$2,343	$2,414	30%	$2,441	200%
FMS Operating Revenue	$4,941	$4,397	$4,886	$5,130	20%	$5,063	173%
FMS Strategic Performance Milestones	Very successful	Inconsistent	Successful	Exceptional	20%	Exceptional	175%
Earned Payout (weighted)							190%
(1) Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 of our Form 10-K for the year ended December 31, 2022.
(2) The Committee determined to exclude the acquisition of Midwest Warehouse & Distribution System, which the Company acquired in November 2021 for approximately $284 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

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Compensation Discussion and Analysis

The following chart sets forth our 2022 AIP metrics (including targets and actual results) that are used when determining the AIP award for Mr. Sensing:

Performance Metrics(1) (in millions)	2021 Results(2)	2022 Threshold (50% payout)	2022 Target (100% payout)	2022 Maximum (200% payout)	Weight	2022 Results	2022 Payout (% of target)
RSI Comparable EBITDA	$2,429	$2,355	$2,616	$2,695	30%	$2,722	200%
SCS/DTS Comparable EBITDA	$218	$269	$359	$394	30%	$406	200%
SCS/DTS Operating Revenue	$3,244	$3,485	$4,100	$4,510	20%	$4,493	196%
SCS/DTS Strategic Performance Milestones	Very successful	Inconsistent	Successful	Exceptional	20%	Successful	125%
Earned Payout (weighted)							184%
(1) Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 of our Form 10-K for the year ended December 31, 2022.
(2) The Committee determined to exclude the acquisition of Midwest Warehouse & Distribution System, which the Company acquired in November 2021 for approximately $284 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

2022 AIP Earned Amounts for NEOs
The Committee reviews the initial payout calculation for each NEO, using the methodology described above. While the AIP does not include an individual performance metric, the Committee retains discretion to adjust the NEO's actual payout upwards or downwards. In determining whether to make any adjustments, the Committee considers the following qualitative factors as a whole: overall realized pay relative to performance and our goal of furthering the Company's strategic initiatives; internal leadership; business development and achievement of other business goals; risk management; talent development; progress on corporate responsibility goals, including ESG matters; financial management; and legal, risk, regulatory, and compliance management and results.
Given the strong financial results that management achieved in 2022, the Committee determined to pay 2022 annual cash incentive awards consistent with the payout results above for each NEO and did not further adjust any awards. The following chart sets forth the earned 2022 annual cash incentive award for each of our NEOs:

Name	Target 2022 Award ($)	Actual 2022 Payout ($)	% of Target
Robert E. Sanchez	1,700,000	3,145,000	185%
John. J. Diez	663,000	1,226,550	185%
J. Steven Sensing	663,000	1,220,915	184%
Thomas M Havens	600,000	1,137,360	190%
Robert D. Fatovic	551,000	1,019,350	185%
2020-2022 LTIP Payouts
Our 2020 long-term incentive awards were comprised of TVRSRs (40%) and PBRSRs (60%). PBRSRs granted to NEOs in 2020 could be earned based on the following performance metrics: (i) EBITDA margin (a non-GAAP financial measure) (50%), (ii) strategic revenue growth, based on attainment of a three-year CAGR (25%), and (iii) ROE, based on a three-year average ROE (a non-GAAP financial measure) (25%). Each of the performance metrics have payout levels ranging from 0% to 200% of target, except for the one-time push EBITDA metric exclusively utilized in the 2020 LTIP which ranges from 0% to 300%. In addition, the LTIP included a TSR modifier that adjusts PBRSR payouts, either upward or downward, to reflect performance against a custom peer group, as further described below.
At the beginning of the 2020-2022 three-year performance period, the Committee set performance targets intended to be attainable and challenging, taking into account the expected economic conditions in markets that we wish to grow, then-prevailing interest rates, and costs for equity.

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Compensation Discussion and Analysis

2020-2022 LTIP Performance Metric Calculation Methodology
adjusted comparable EBITDA margin percent (EBITDA margin) (a non-GAAP financial measure)	Represents profitability, and is calculated by dividing comparable EBITDA (defined on page 34) by operating revenue (defined on page 34). The Company's EBITDA margin will be weighted based on each segment's operating revenue contribution to the Company's overall operating revenue at the start of the performance period. This calculation accounts for changes in business segment mix over the performance period, due to the fact that EBITDA margin is appropriately different by business segment. Hence, this business unit mix adjustment incentivizes each segment to maintain or improve its margin as it grows. The EBITDA margin is calculated at the end of each calendar year and averaged at the end of the three-year performance period. If EBITDA margin is above the threshold and between the measuring points, the EBITDA margin accrual percentage will be determined proportionally between measuring points. The Committee determines the EBITDA margin at the end of the performance period against a maximum, target and threshold three-year EBITDA margin.
strategic revenue growth
Represents contractual revenue from all business lines, transactional maintenance, and all new product revenue (other than FMS revenue from FMS Canada and Europe as the Company's strategy did not include growth in those markets). The Committee determines 2020-2022 strategic revenue CAGR at the end of the three-year performance period against a maximum, target and threshold three-year strategic revenue CAGR. The Committee considers the Company's business plan when setting the three-year target. If the 2020-2022 CAGR is above threshold and between measuring points, the 2020-2022 CAGR accrual percentage for the performance period will be determined proportionally between the measuring points. The Company believes that the 2022-2024 CAGR target is a rigorous measure of sustained strategic revenue growth.

ROE (a non-GAAP financial measure)
Represents adjusted return on equity, which is calculated by dividing the Company's "adjusted net earnings" by our "adjusted average shareholders' equity" (each as defined below). The Company's adjusted net earnings is defined as net earnings from continuing operations, adjusted to exclude after-tax impact from other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. Adjusted average shareholders' equity means the Company's average shareholders' equity, adjusted to exclude the impact from any other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. ROE will be calculated at the end of each calendar year and averaged during the performance period. The Company's three-year adjusted ROE is determined by the Committee at the end of the performance period against a maximum, a target and a threshold three-year ROE. The Committee takes into account the Company's business plan when setting the three-year target. If the Company's three-year ROE falls above threshold and between the measuring points, the three-year ROE accrual percentage for the performance period will be determined proportionally between the measuring points. While ROE in any three-year period is highly unpredictable due to used vehicle cycles, the Committee believes a direct link to this key shareholder metric is appropriate.

TSR
Represents total shareholder return based on the Company's TSR relative to the TSR of the companies in our custom peer group. TSR is calculated based on the percentage change in a company's stock price from the average closing price of the last ten trading days (prior to the beginning of the relevant performance period) to the average closing price of the last ten trading days (prior to the end of the relevant performance period), assuming reinvestment of dividends. The custom peer group for 2020 consists of 25 companies plus Ryder: the 13 companies in Ryder's 2020 Compensation Peer Group plus 12 additional, related companies that operate in the markets in which we compete and that are viewed as competitors for capital by investors. At the end of the three-year performance period, the companies in the custom peer group will be sorted by TSR performance, and the 25th, 50th and 75th percentiles of the custom peer group are calculated. Ryder's TSR performance is compared to the TSR of the companies in the custom peer group. The number of accrued PBRSRs will then be adjusted upward or downward by a percentage based on the TSR relative percentile rank as shown below; provided, however, that (i) in no event will the TSR modifier adjustment result in payout of more than 200% of the target PBRSRs, and (ii) even if the Company's TSR rank is above the 50th percentile, no positive TSR modifier will be applied if the Company's absolute TSR is negative.

2020-2022 LTIP Award Results
The three-year performance period for our 2020 long-term incentive awards ended on December 31, 2022, and the Committee assessed our performance in the first quarter of 2023. Over the course of the three-year performance, despite a challenging macro-environment in 2020, the Company delivered strong financial results. The table on the next page summarizes performance for the PBRSRs for the 2020-2022 completed performance period.

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Compensation Discussion and Analysis

PBRSR
EBITDA Margin % (50% PBRSRs)	Payout Range		EBITDA Margin %	EBITDA Margin Results	Payout Percentage
3-year average	Threshold	50%	27%	35.5%	300%
	Target	100%	29%
	Maximum	300%	32%
Strategic Revenue Growth (25% PBRSRs)	Payout Range		Strategic Revenue Growth Range	CAGR Results	Payout Percentage
3-year CAGR	Threshold	25%	(2)%	10.1%	200%
	Target	100%	2%
	Maximum	200%	5%
ROE (25% PBRSRs)	Payout Range		ROE Range	ROE Results	Payout Percentage
3-year average	Threshold	25%	.5%	16.3%	200%
	Target	100%	4%
	Maximum	200%	7%
TSR Modifier (+/- 15%)	Modifier Range	Ryder Relative TSR Percentile Rank to Peer Companies		Quartile	Modifier Adjustment
Jan 2020 - Dec 2022	15%	At and above 75th percentile		2nd Quartile	5%
	5%	At and between 50th and 75th percentile
	(5)%	Between 50th and 25th percentile
	(15)%	Below 25th percentile
Overall PBRSR Payout(1)					250%
(1) Overall PBRSR payout does not reflect impact from TSR modifier as results were over 250% and reflect the one-time push EBITDA metric that had a payout of 300%.
2022 LTIP Grants
The Committee determined to use the same metrics and respective weights for the 2022-2024 LTIP as those used in the 2021-2023 LTIP. The LTIP emphasizes a direct linkage to the shareholder experience and profitable three-year growth, and uses distinct metrics from those in the 2023 AIP. To determine the 2022 LTIP target values for each of our NEOs, the Committee considered a variety of factors, including overall compensation relative to peers and market benchmarks, the individual's role and performance, long-term potential, and retention risk. The 2022 LTIP target values and allocation between PBRSRs and TVRSRs for each NEO are as follows:

NEO	2022 LTIP Target Value ($)	PBRSRs(1) ($) (60% of LTIP value)	TVRSRs (2) ($) (40% of LTIP value)
Robert E. Sanchez	5,200,000	3,119,995	2,079,948
John J. Diez	2,100,000	1,259,934	839,956
J. Steven Sensing	2,000,000	1,199,959	799,997
Thomas M. Havens	1,500,000	899,932	599,979
Robert D. Fatovic	1,200,000	719,931	479,954

(1)	The number of PBRSRs granted in 2022 for each of the NEOs is as follows: Mr. Sanchez, 42,397; Mr. Diez, 17,121; Mr. Sensing, 16,306; Mr. Havens, 12,229; and Mr. Fatovic, 9,783.
(2)	The number of TVRSRs granted in 2022 for each of the NEOs is as follows: Mr. Sanchez, 28,264; Mr. Diez, 11,414; Mr. Sensing, 10,871; Mr. Havens, 8,153; and Mr. Fatovic, 6,522.
PBRSRs. PBRSRs granted in 2022 vest at the end of a three-year performance period in 2024 and are earned based on the following performance metrics: (i) ROE, based on a three-year-average ROE target; (ii) strategic revenue growth, based on attainment of a three-year CAGR; and (iii) free cash flow, based on a three-year average. Each of the performance metrics weigh 20% of the total LTIP and have payout levels ranging from 0% to 200% of target. Each metric and its corresponding targets was determined at the start of the three-year period, and achievement will be measured at the end of the three-year period. In addition, the LTIP continues to include a TSR modifier that will impact the PBRSR payouts by up to 15%, positively or negatively, depending on Ryder's TSR relative to the TSR of a custom peer group. Even if Ryder's relative TSR is above the median, no positive TSR modifier will be applied if Ryder's absolute TSR is negative. In addition, the TSR modifier cannot increase the total

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Compensation Discussion and Analysis

payout of PBRSRs beyond 200%. The Committee has the discretion to adjust the results for these metrics to ensure that they properly reflect the achievement of participants in our LTIP during the performance period and are not impacted, positively or negatively, by factors that may be unanticipated, non-recurring, or non-operational in nature.

TVRSRs. TVRSRs under the LTIP vest in three equal, annual installments, subject to the NEO's continued employment, and are denominated and settled in stock. Dividend equivalents accrue on PBRSRs and TVRSRs during the vesting period and are only paid upon vesting.

The Committee believes that our LTIP design creates significant and direct shareholder linkage. The 40% TVRSRs have a direct link to the share price, and the PBRSRs are denominated in stock. The ROE metric directly incents improving returns on shareholders' equity and the relative TSR modifier further links payouts to relative stock price. The other PBRSR performance metrics of strategic revenue growth and free cash flow incent the profitable growth that we believe is necessary to drive increasing shareholder value over time.

2022-2024 PBRSR Performance Metric Calculation Methodology
ROE (a non-GAAP financial measure)	Has the meaning ascribed to it on page 37.
strategic revenue growth	Has the meaning ascribed to it on page 37, but for the applicable 2022-2024 performance period.
free cash flow (a non-GAAP financial measure)
Represents the sum of (i) net cash provided by operating activities, (ii) net cash provided by the sale of revenue earning equipment, (iii) net cash provided by the sale of operating property and equipment, and (iv) other cash inflows from investing activities, less purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. The free cash flow will be calculated at the end of each calendar year and averaged during the performance period. The Company's three-year free cash flow is determined by the Committee at the end of the performance period against a maximum, a target and a threshold three-year free cash flow.

TSR	Has the meaning ascribed to it on page 37.

Ryder TSR Relative Percentile Rank to Peer Companies	TSR Modifier
At and above 75th percentile	+15%
At 50th percentile and between 50th and 75th percentile	+5%
At 25th percentile and between 25th and 50th percentile	-5%
Below 25th percentile	-15%

Peer Group
The Committee references two groups of companies when establishing executive compensation: the Compensation Peer Group and the Additional Performance Peer Companies (together, the "2022 Relative TSR Group").
•The Compensation Peer Group is a group of 13 companies of similar size and who are in similar industries. The pay of the NEOs at these companies serves as a reference point for determining target pay levels for our NEOs.
•The Additional Performance Peer Companies includes a number of companies who are too large to serve as compensation peers for our NEOs, but whose stock price performance is relevant as a benchmark for our stock price performance because they operate markets in which we compete and are viewed as competitors for capital by investors.

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Compensation Discussion and Analysis

2022 Relative TSR Group
Compensation Peer Group		Additional Performance Peer Companies
1.	Avis Budget Group, Inc.	1.	Amerco (U-Haul)
2.	C. H. Robinson Worldwide, Inc.	2.	Arc Best Corporation (Arkansas Best Corporation)
3.	CSX Corporation	3.	FEDEX Corporation
4.	Expeditors International of Washington, Inc.	4.	Forward Air Corporation
5.	GXO Logistics	5.	GATX Corporation
6.	Hub Group, Inc.	6.	PACCAR International
7.	J.B. Hunt Transport Services Inc.	7.	Rush Enterprises, Inc.
8.	Knight-Swift Transportation Holdings Inc.	8.	Saia, Inc.
9.	Landstar System, Inc.	9.	Trinity Industries, Inc.
10.	Old Dominion Freight Line, Inc.	10.	Triton International
11.	Schneider National, Inc.	11.	United Parcel Service, Inc.
12.	United Rentals, Inc.	12.	Universal Logistics Holdings, Inc.
13.	XPO Logistics, Inc.	13.	Werner Enterprises, Inc.
Executive Compensation Governance Practices
Our executive compensation practices are intended to support the needs of our business, drive performance, and ensure alignment with the short- and long-term interests of our shareholders.

What We Do
✓	Directly link pay with company performance - 87% of the CEO's total target direct compensation is at risk
✓	Use of negative discretion to align appropriate payouts to Company and individual performance
✓	Use double-trigger change of control provisions for awards
✓	Provide competitive severance and change in control amounts to ensure that NEOs act in the best interest of shareholders, rather than avoiding transactions that could result in termination of employment
✓	Use three-year performance periods and targets for long-term performance metrics
✓	Engage an independent compensation consultant
✓	Regularly benchmark executive compensation against an appropriate peer group
✓	Maintain robust stock ownership requirements
✓	Subject performance-based incentive awards and severance payments to clawback policy
✓	Grant majority of pay in performance-based compensation which is not guaranteed
✓	Engage in a robust target-setting process for incentive metrics
✓	Provide for caps for incentive compensation
What We Don't Do
✗	Provide employment agreements
✗	Provide tax gross ups related to a change of control
✗	Provide excessive perquisites
✗	Reprice underwater stock options without shareholder approval
✗	Grant equity awards below 100% of fair market value or grant options at a discount
✗	Pay dividends or dividend equivalents on unvested PBRSRs or TVRSRs
✗	Permit hedging transactions
✗	Permit pledging activity or use of margin accounts by executives or directors
Other Compensation Information
Compensation Setting Process. The Committee is responsible for making determinations about our executive compensation programs and practices. The Committee's independent compensation consultant, along with management, assist the Committee in making these determinations. Below is an explanation of (i) the key roles and responsibilities of each group in setting executive compensation; (ii) the executive evaluation process; (iii) how competitive market data is integrated into the decision-making process; and (iv) how shareholder feedback is evaluated.
Role of the Compensation Committee. The Committee is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Committee. The Committee reviews and recommends the compensation of our CEO to the independent Board members for

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Compensation Discussion and Analysis

approval. After considering the CEO's assessment and recommendation for each NEO, the Committee determines and approves the compensation of all other NEOs.
Role of the Independent Compensation Consultant. The Committee has retained FW Cook as its independent consultant. FW Cook reports directly to the Committee and provides advice about our compensation program and design, including views on current compensation trends, best practices and peer comparisons. FW Cook also works with the Committee on a regular basis to provide recommendations and insights on how to make our executive compensation practices and structure more effective. During 2022, FW Cook supported the Committee in evaluating enterprise and related risks associated with our executive compensation components and plans, as discussed under "Compensation Risks" on page 43, and provided advice regarding director compensation. A consultant from FW Cook attended all of the Committee meetings in person or by telephone in 2022 and participated in independent director sessions without management present.
The Committee undertakes an annual review of whether FW Cook's work as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by FW Cook; (ii) the amount of fees the Company paid to FW Cook, as a percentage of FW Cook’s total revenue; (iii) FW Cook's policies and procedures regarding conflicts of interest; (iv) any business or personal relationship of FW Cook's compensation advisers with an executive officer of the Company or any member of the Compensation Committee; and (v) any stock of the Company owned by FW Cook's compensation advisers. After review of this information, the Committee confirmed that FW Cook does no other work for the Company, and determined that FW Cook is independent and that its work for Ryder has not raised any conflict of interest.
Role of Management. Our CEO, Chief Human Resources Officer, Vice President of Compensation and Benefits, and Associate General Counsel recommend agendas, prepare materials for review at Committee meetings, and attend Committee meetings at the Committee's request. They also provide information regarding, and make recommendations about, designs for and changes to our executive compensation programs. Our CEO provides an assessment of each NEO's performance and recommends compensation actions for NEOs other than himself.
Evaluating Performance. With respect to the compensation of NEOs other than our CEO, our CEO annually provides the Committee with a performance assessment of and compensation recommendations for each NEO. The performance assessment includes strengths, areas for development and succession potential, and is based on the CEO's evaluation of their individual performance. Our CEO also reviews each NEO's compensation history and current market compensation data.
With respect to the CEO's compensation, at the end of each year, the independent directors conduct a performance review of the CEO. The CEO first provides the independent directors with a self-evaluation relative to his individual goals and objectives. After the directors have reviewed these materials, each independent director completes a comprehensive evaluation questionnaire relating to the CEO's performance. This questionnaire is prepared by the Governance Committee, which is responsible for developing and overseeing the process by which the CEO is evaluated. In addition to evaluating the CEO's performance with respect to his individual goals and objectives, the questionnaire focuses on the CEO's performance in developing and executing the Company's strategic initiatives, leadership of the Company and the Board, relations with stakeholders (including shareholders, customers and employees), and succession planning/talent development.
At the February Compensation Committee meeting, the committee members discuss the results of the CEO's performance review in executive session and formulate recommendations regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the other independent directors evaluate and discuss the CEO's performance, and determine his compensation based on the results of his performance evaluation and the recommendations of the Compensation Committee in consultation with the Compensation Committee's compensation consultant. The Lead Independent Director and Chair of the Compensation Committee then provide feedback to the CEO on his performance.
Use of Benchmarking. Our Compensation Committee compares our executive compensation program to that of our peers to help analyze its structure, the payout levels for executives, and to review our program's effectiveness in attracting and retaining talent.
In evaluating each element of our executive compensation program, the Committee uses benchmark comparisons to peer groups and, particularly when appropriate peer group data is unavailable, to general industry survey data. While there are no public companies that provide the same mix of services as Ryder, the Committee references as one source of input the Compensation Peer Group, which is a group of companies that operate in similar industries, are a similar size range, and compete with Ryder for executive talent. The Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. The Committee does consider the median compensation of similar executives at the peer companies, both for each compensation component and the total compensation package, as a reference in making compensation decisions. For a list of the companies comprising the Compensation Peer Group for 2022 please refer to page 40.

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Compensation Discussion and Analysis

Shareholder Feedback. The feedback we receive from shareholders through our annual shareholder outreach program and our advisory votes on executive compensation ("Say-on-Pay") enhances our understanding of our shareholders' views. Our Board and senior management remain committed to transparent communication and engagement with our shareholders and take feedback into consideration when evaluating our compensation program design.
We have ongoing conversations with many of our largest shareholders. As an ongoing practice, each year we reach out to at least our top ~30 shareholders representing over 60% of shares outstanding to solicit feedback on various topics, including corporate governance practices and executive compensation, among others. During our 2022 engagement, shareholders expressed support for our compensation program. In addition to ongoing conversations and formal annual engagement, the Compensation Committee also considers the voting outcome of our Say-on-Pay proposals each year. Over the last three years, our Say-on-Pay proposals received strong support from our shareholders, with last year's proposal receiving over 95% support. The Committee believes the 2022 voting results reflect our shareholders' support of our overall executive compensation program. The Committee values the opinions of our shareholders and will continue to consider shareholder feedback and the outcomes of future Say-on-Pay votes when designing compensation programs and making compensation decisions for our NEOs. We currently hold a Say-on-Pay vote every year.

RETIREMENT AND WELFARE BENEFITS AND PERQUISITES
Retirement Benefits. The Company maintains a qualified pension plan (the "Retirement Plan") and a pension benefit restoration plan (the "Pension Restoration Plan," collectively with the Retirement Plan, the "Pension Plans"), which any NEO who had joined the Company prior to January 1, 2007 was able to participate in. The Pension Plans were frozen for all participants as of December 31, 2007. Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Diez, Mr. Sensing, Mr. Havens and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the Pension Plans, and, as such, their pension benefits were frozen.
All NEOs who are employed with the Company are eligible to participate in the Company-wide 401(k) savings plan (the "401(k) Plan") and deferred compensation plan (the "DCP"). The 401(k) Plan and the DCP are described under the headings "Pension Benefits" and "2022 Nonqualified Deferred Compensation" beginning on page 47 of this proxy statement.
Health and Welfare Benefits. During 2022, our NEOs were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage; Company-paid short- and long-term disability insurance; and paid vacation and holidays. In addition, the NEOs received the following additional welfare benefits which are not available to all salaried employees: (i) executive term life insurance coverage equal to three times the executive's current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard Company-paid term life insurance; and (ii) individual supplemental long-term disability insurance, which provides up to approximately $20,000 per month (subject to age, earnings, health and state of residence limitations) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are consistent with benefits provided to other similarly situated executives.
Perquisites. We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Committee reviews the types and aggregate values of Ryder's perquisite program. We provide the following perquisites to all of our NEOs:
•$9,600 per year as an annual car allowance; and
•$6,800 per year ($11,800 for our CEO) intended (but not required) to be used to pay for community, business or social activities that may be related to the performance of the executive's duties, but which are not otherwise eligible for reimbursement as direct business expenses.
All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

SEVERANCE AND CHANGE OF CONTROL
All of our NEOs are eligible for certain severance benefits under individual severance agreements. These arrangements are described in more detail under the heading "Potential Payments Upon Termination or Change of Control" on page 48. Severance arrangements are intended to ensure that NEOs will act in the best interests of the shareholders rather than avoiding transactions that could result in termination of employment. These arrangements also include certain restrictive covenants designed to prevent our NEOs from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control arrangements are included in the severance agreements and are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction.

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Compensation Discussion and Analysis

NEO STOCK OWNERSHIP REQUIREMENTS
We encourage significant stock ownership by our NEOs to align the interests of our leadership team with those of our shareholders. We established stock ownership guidelines that require each NEO to own Ryder equity at least equal in value to a multiple of such NEO's salary within five years of appointment, as follows:

CEO	6x
Other NEOs	3x
Currently, each NEO meets these stock ownership requirements.

PROHIBITIONS ON HEDGING AND PLEDGING
Ryder considers it improper for any Board member, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. Ryder's Insider Trading Policy prohibits Board members, executive officers and employees from engaging in hedging or monetization transactions, including zero-cost collars and forward sale contracts. In addition, directors and executives are prohibited from holding the Company's securities in a margin account or otherwise pledging the Company's securities as collateral for a loan.

RECOUPMENT POLICY
The Board of Directors has adopted a Recoupment Policy pursuant to which the Compensation Committee may seek the recoupment or forfeiture of any incentive compensation paid or awarded to the Company's current or former officers who engaged in fraud or other misconduct resulting in a material restatement of the Company's financial results. In addition, under the terms of each NEO's severance agreement, the Company has the right to require that a participating officer repay the full value of any previously received severance payment under several scenarios, including if the Company subsequently discovers that the participant: (i) committed fraud, misappropriation, or embezzlement against the Company or any of its subsidiaries and/or affiliates; (ii) was convicted of or pled guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude or dishonesty; or (iii) committed material violations of the Company's Principles of Business Conduct or any analogous code of ethics or similar policy. The Company intends to adopt a revised clawback policy regarding accounting restatements in accordance with the SEC's adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once NYSE implements such final rule.

TAX IMPLICATIONS
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation (including performance-based compensation) paid to the company's "covered employees," which include our NEOs. While the Committee considers the deductibility of compensation as one of several factors in compensation decisions, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and the Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

COMPENSATION RISKS
FW Cook was engaged by the Committee to assist with the assessment of risk arising from the Company's compensation programs and policies. FW Cook's assessment covered each material element of the executive compensation programs, and the Company also performed a risk assessment of the Company's non-executive plans as part of its enterprise risk management program, which is overseen by the Board. Based on these assessments, the Company concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder. The assessments took into account that our compensation opportunities are intended to balance our near-term and long-term strategic goals and encourage a focus on sustained, holistic company performance, and that our programs also incorporate risk mitigation policies such as caps on maximum payouts and clawback policies.

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Compensation Committee Report on Executive Compensation and Executive Compensation

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.

Michael F. Hilton (Chair)
Robert J. Eck
Luis P. Nieto, Jr.
E. Follin Smith
Dmitri L. Stockton

EXECUTIVE COMPENSATION
The following tables set forth information with respect to compensation for our NEOs.
A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 30 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name Principal Position		Year	Salary ($)(1)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Robert E. Sanchez	Chair and CEO	2022	1,000,000	5,330,950	3,145,000	—	290,003	9,765,953
		2021	962,000	4,696,570	2,924,480	—	234,587	8,817,637
		2020	860,281	4,299,705	2,676,674	150,916	119,260	8,106,836
John J. Diez	Executive Vice President and CFO	2022	663,000	2,152,795	1,226,550	—	175,747	4,218,092
		2021	650,000	2,164,934	1,231,283	—	131,597	4,177,814
		2020	605,470	1,319,223	1,255,760	34,566	83,099	3,298,118
J. Steven Sensing	President, Global Supply Chain Solutions and Dedicated Transportation Solutions	2022	663,000	2,050,341	1,220,915	—	140,484	4,074,740
		2021	650,000	1,633,535	908,245	—	131,071	3,322,851
		2020	587,501	2,172,590	1,218,562	59,680	83,241	4,121,574
Thomas M. Havens	President, Global Fleet Management Solutions	2022	600,001	1,537,699	1,137,360	—	151,603	3,426,663
		2021	500,893	940,086	865,286	—	73,222	2,379,487
Robert D. Fatovic	Executive Vice President, CLO/Corporate Secretary	2022	551,000	1,230,113	1,019,350	—	103,332	2,903,795
		2021	540,000	1,020,966	820,800	—	102,916	2,484,682
		2020	496,969	830,574	824,582	127,602	72,216	2,351,943

(1)
For Messrs. Sanchez, Diez, Sensing and Fatovic, their 2020 salaries reflect the COVID-19-related reductions the Committee implemented for the period April 16, 2020 through June 30, 2020 (base salary reduction of 30% for Mr. Sanchez and 15% for Messrs Diez, Sensing, and Fatovic).

(2)
Awards granted in 2022
All 2022 TVRSRs and PBRSRs awards are represented in the "Stock Awards" column at grant date fair value. These values were determined in accordance with FASB ASC Topic 718. 2022 TVRSRs vest ratably over a three-year period, subject to continued employment. 2022 PBRSRs have a three-year performance period and are earned based on the following: Ryder's free cash flow, ROE and strategic revenue growth based on a three-year CAGR, each weighted equally (one-third) and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2022 PBRSRs can be earned from 0-200% and are represented in the column based on target performance. The following table presents the grant date fair value of the 2022, 2021, and 2020 PBRSRs at the target and maximum levels of performance:

Name	2022 PBRSRs Target ($)	2022 PBRSRs Maximum ($)	2021 PBRSRs Target ($)	2021 PBRSRs Maximum ($)	2020 PBRSRs Target ($)	2020 PBRSRs Maximum ($)
Robert E. Sanchez	3,251,002	6,502,005	2,856,605	5,713,209	2,539,733	6,349,334
John J. Diez	1,312,839	2,625,678	1,524,963	3,049,928	779,231	1,948,116
J. Steven Sensing	1,250,344	2,500,689	993,564	1,987,128	692,637	1,731,612
Thomas M. Havens	937,720	1,875,439	531,399	1,062,800	—	—
Robert D. Fatovic	750,159	1,500,321	620,968	1,241,937	490,599	1,226,478

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Executive Compensation

Calculation
As discussed above, the amounts in this column are based on grant date fair value in accordance with applicable accounting guidance and consequently may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column and the maximum payout for the award, see note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Amounts reflect an estimate of the change in the actuarial present value of the accrued pension benefits under the Pension Plans for each NEO for the respective year. In 2022 and 2021, each NEO had a negative amount change in actuarial present value of his accumulated benefits under the Pension Plans, and such negative amount changes have been excluded from the Summary Compensation Table. In 2022, the amounts were as follows: Mr. Sanchez ($306,274), Mr. Diez ($73,395), Mr. Sensing ($123,915), Mr. Havens ($117,038) and Mr. Fatovic ($257,330). In 2021, the amounts were as follows: Mr. Sanchez ($32,393), Mr. Diez ($9,680), Mr. Sensing ($14,381), Mr. Havens ($14,375) and Mr. Fatovic ($26,582). Assumptions used to calculate these amounts are described under "Pension Benefits" beginning on page 47. No NEO realized above-market or preferential earnings on deferred compensation.
(4)	Amounts in the "All Other Compensation" table incorrectly included dividend equivalents in 2021 and 2020, and the corrected amounts, shown above in the "All Other Compensation" column for the years 2021 and 2020, have been revised to remove such amounts. All Other Compensation for 2022 includes the following payments or accruals for each NEO:

	Year	Employer Contributions to the 401(k) Plan(a) ($)	Employer Contributions to the DCP(a) ($)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan ($)	Premiums Paid for Executive Life Insurance ($)	Charitable Awards Programs(b) ($)	Perquisites(c) ($)	Severance-Related Payments
Robert E. Sanchez	2022	16,775	199,071	11,507	1,696	—	60,954	—
John J. Diez	2022	13,419	87,411	9,284	1,118	—	64,515	—
J. Steven Sensing	2022	16,775	64,507	10,804	1,118	—	47,280	—
Thomas M. Havens	2022	16,775	63,816	11,309	1,001	—	58,702	—
Robert D. Fatovic	2022	16,775	58,674	10,554	929	—	16,400	—

(a)	As described under "Pension Benefits," our NEOs are not accruing benefits under the Pension Plans and instead receive employer contributions into their 401(k) Plan and DCP accounts. Since 2016, a portion of the employer contribution to the 401(k) Plan and the DCP are made in a lump sum after the end of the calendar year to which the contribution relates. The amounts presented reflect contributions made by the Company to the 401(k) Plan and the DCP during the calendar year reported.
(b)	Mr. Sanchez is eligible to participate, as a member of our Board, in our Matching Gifts to Education Program, which is limited to a maximum benefit of $10,000 per year for members of our Board. See "Director Compensation" on page 54. All other NEOs are eligible to participate in our Matching Gifts to Education Program, which is available to all employees and limited to a maximum benefit of $1,000 per year.
(c)	Includes a car allowance and annual perquisite allowance. In addition, for Mr. Sanchez, Mr. Diez, Mr. Sensing and Mr. Havens, it also includes $39,554, $48,115, $30,880 and $42,302, respectively, which represents the value of the President's Club Sales Trip. The value in this column reflects the aggregate incremental cost to Ryder for providing each perquisite to the executive.

2022 GRANTS OF PLAN-BASED AWARDS
The following table reflects the three types of plan-based awards granted to our NEOs in 2022 under our annual compensation plan and our Amended & Restated 2019 Equity and Incentive Compensation Plan (the "Equity Plan"). The first row represents the range of payouts under the 2022 annual cash incentive awards ("ACIAs"), the second row represents the potential range of shares of common stock to be issued upon vesting of the PBRSRs granted under our 2022 LTIP, and the last row represents time-vested restricted stock granted as part of our 2022 LTIP. No stock options were granted as part of our 2022 LTIP.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Sanchez	ACIA		850,000	1,700,000	3,400,000
	PBRSR	2/11/22				9,009	42,397	84,794		3,251,002
	TVRSR	2/11/22							28,264	2,079,948
John J. Diez	ACIA		331,500	663,000	1,326,000
	PBRSR	2/11/22				3,636	17,121	34,242		1,312,839
	TVRSR	2/11/22							11,414	839,956
J. Steven Sensing	ACIA		331,500	663,000	1,326,000
	PBRSR	2/11/22				3,463	16,306	32,612		1,250,344
	TVRSR	2/11/22							10,871	799,997
Thomas M. Havens	ACIA		300,000	600,000	1,200,000
	PBRSR	2/11/22				2,598	12,229	24,458		937,720
	TVRSR	2/11/22							8,153	599,979
Robert D. Fatovic	ACIA		275,500	551,000	1,102,000
	PBRSR	2/11/22				2,076	9,783	19,566		750,159
	TVRSR	2/11/22							6,522	479,954

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(1)	For the ACIAs, the amounts reflect the range of potential payouts at threshold, target or maximum payout levels based on Company performance. The Committee has discretion to adjust amounts based on individual performance upwards or downwards. The Committee did not exercise such discretion in determining the earned 2022 ACIAs for our NEOs. 2022 ACIAs as earned by our NEOs are discussed in further detail under the heading "2022 AIP Earned Amounts for NEOs" on page 36 of the Compensation Discussion and Analyis.
(2)
These columns reflect the number of potential PBRSRs that can be earned under our 2022 LTIP at threshold, target and maximum performance if performance measures are ultimately attained. See further discussion under the heading "2022 LTIP Grants" on page 38 of the Compensation Discussion and Analysis.

(3)
Represents TVRSRs granted under our 2022 LTIP. The TVRSRs for all of the NEOs vest in three equal annual installments beginning on February 11, 2023. See further discussion under the heading "2022 LTIP Grants" on page 38 of the Compensation Discussion and Analysis.

(4)	The grant date fair value of the stock is determined in accordance with FASB ASC Topic 718 and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2022.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2022

Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Robert E. Sanchez	93,415	—	71.43	02/06/2024	—		—	—		—
	83,425	—	93.51	02/11/2025	—		—	—		—
	122,935	—	55.32	02/09/2026	—		—	—		—
	104,390	—	76.49	02/09/2027	15,258	(2)	1,275,111	—		—
	77,407	—	74.72	02/21/2028	18,918	(3)	1,580,977	85,132	(5)	7,114,481
	73,259	—	57.92	02/08/2029	28,264	(4)	2,362,022	84,794	(6)	7,086,235
John J. Diez	6,695	—	71.43	02/06/2024	—		—	—		—
	13,000	—	93.51	02/11/2025	—		—	—		—
	17,430	—	55.32	02/09/2026	—		—	—		—
	24,190	—	76.49	02/09/2027	4,681	(2)	391,191	—		—
	17,936	—	74.72	02/21/2028	6,580	(3)	549,891	41,096	(5)	3,434,393
	16,185	—	57.92	02/08/2029	11,414	(4)	953,868	34,242	(6)	2,861,604
J. Steven Sensing	11,920	—	93.51	02/11/2025	—		—	—		—
	24,190	—	76.49	02/09/2027	27,891	(2)	2,330,851	—		—
	17,936	—	74.72	02/21/2028	6,580	(3)	549,891	29,610	(5)	2,474,508
	5,395	—	57.92	02/08/2029	10,871	(4)	908,489	32,612	(6)	2,725,385
Thomas M. Havens	6,240	—	93.51	02/11/2025	11,771	(2)	983,702	—		—
					4,202	(3)	351,161	11,486	(5)	959,885
					8,153	(4)	681,346	24,458	(6)	2,043,955
Robert D. Fatovic	16,280	—	71.43	02/06/2024	—		—	—		—
	17,335	—	93.51	02/11/2025	—		—	—		—
	25,545	—	55.32	02/09/2026	—		—	—		—
	21,640	—	76.49	02/09/2027	2,947	(2)	246,281	—		—
	16,048	—	74.72	02/21/2028	4,113	(3)	343,723	18,506	(5)	1,546,546
	14,481	—	57.92	02/08/2029	6,522	(4)	545,044	19,566	(6)	1,635,131
(1)Based on a stock price of $83.57, which was the closing price of our common stock on December 31, 2022.
(2)Represents TVRSRs that were granted in February 2020 and vested in February 2023 (except Mr. Sensing's $1M retention award and Mr. Havens' $0.4M retention award, which both cliff vest in October 2023).
(3)Represents TVRSRs that were granted in February 2021 and will vest ratably in February 2022, 2023 and 2024.
(4)Represents TVRSRs that were granted in February 2022 and will vest ratably in February 2023, 2024 and 2025.
(5)Represents PBRSRs that were granted in February 2021 and will vest based on performance, subject to continued service through the three-year performance period ending December 31, 2023. The 2021 PBRSRs have a three-year performance period and are earned based on the following: Ryder's free cash flow (a non-GAAP financial measure), ROE (a non-GAAP financial measure), and strategic revenue growth based on a three-year CAGR, each weighted equally and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2021 PBRSRs can be earned from 0-200%, and are represented in the column based on maximum performance.
(6)Represents PBRSRs that were granted in February 2022 and will vest based on performance, subject to continued service through the three-year performance period ending December 31,2024. The 2022 PBRSRs have a three-year performance period and are earned based on the following: Ryder's free cash flow (a non-GAAP financial measure), ROE (a non-GAAP financial measure), and strategic revenue growth based on a three-year CAGR, each weighted equally and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2022 PBRSRs can be earned from 0-200%, and are represented in the column based on maximum performance.

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2022 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Name	(#)	($)	(#)	($)
Robert E. Sanchez	89,325	2,016,306	201,315	16,600,201
John J. Diez	2,573	58,077	77,438	6,236,087
J. Steven Sensing	—	—	55,357	4,560,924
Thomas M. Havens	13,567	166,382	12,015	962,786
Robert D. Fatovic	16,005	375,334	39,138	3,225,026

(1)	These columns reflect previously awarded TVRSRs that vested during 2022 and PBRSRs that vested upon completion of the three-year performance period ended December 31, 2022. The PBRSRs were settled in February 2023.
(2)	Calculated based on the difference between the market price of Ryder common stock at time of transaction and the exercise price of the option.
(3)	Shares were withheld by Ryder to cover tax withholding obligations on the TVRSRs that vested during 2022.
(4)	Calculated based on the closing market price of Ryder common stock on the vesting date.

PENSION BENEFITS
We maintain legacy Pension Plans for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the Pension Plans were frozen for all plan participants other than those who were eligible to continue to participate (based on age and tenure) and elected to do so. As a result, for those employees who were not eligible, or did not elect, to continue to participate, benefits ceased accruing as of such date. All retirement benefits earned and accrued as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the Pension Plans. Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the Retirement Plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Effective December 31, 2020, the Pension Plans were frozen for all plan participants who were eligible to continue to participate effective December 31, 2007 (based on age and tenure) and elected to do so, except pursuant to certain collective bargaining agreements.

The 401(k) Plan provides that all salaried employees hired or rehired prior to January 1, 2016 will receive: (i) a Company contribution equal to 3% of eligible pay, subject to a vesting schedule; and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. Employees hired or rehired on or after January 1, 2016 will receive a 50% Company match of employee contributions of up to 6% of eligible pay, subject to IRS limits. Our DCP provides for Company contributions in excess of the applicable IRS limitations under the 401(k) Plan. Employees eligible for Ryder contribution enhancements in the 401(k) Plan are also eligible for the enhancements in the DCP provided they meet the eligibility requirements under the DCP.
Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Diez, Mr. Sensing, Mr. Havens and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the Pension Plans, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) Plan and DCP.
Benefits payable under the Retirement Plan are based on an employee's career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, annual cash incentive award, overtime, vacation and commission.
Retirement Plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. In the event of a change of control, all participants will be fully vested, and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

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The Pension Restoration Plan pays participants whose benefits are reduced due to IRS maximum annual limitations on benefits under pension plans an amount equaling the additional amount of benefit the participant would be entitled to receive under the Pension Restoration Plan without such limitation.
The following table sets forth the present value of the accumulated benefits for the NEOs assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled "Employee Benefit Plans" in Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2022. None of our NEOs received any payments under the Pension Plans in 2022.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert E. Sanchez	Retirement Plan (Frozen)	30	392,523
	Benefit Restoration Plan (Frozen)	30	365,493
John J. Diez	Retirement Plan (Frozen)	21	115,548
	Benefit Restoration Plan (Frozen)	21	6,165
J. Steven Sensing	Retirement Plan (Frozen)	30	254,948
	Benefit Restoration Plan (Frozen)	30	7,899
Thomas M. Havens	Retirement Plan (Frozen)	29	209,973
	Benefit Restoration Plan (Frozen)	29	13,661
Robert D. Fatovic	Retirement Plan (Frozen)	28	348,061
	Benefit Restoration Plan (Frozen)	28	312,092

2022 NONQUALIFIED DEFERRED COMPENSATION
We maintain a DCP for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual cash incentive award only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment, and is payable in a lump sum or in installments for a period ranging from two to fifteen years, as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current DCP does not provide for above-market or preferential earnings. As described above under "Pension Benefits," in 2022, Mr. Sanchez, Mr. Sensing, Mr. Diez, Mr. Havens and Mr. Fatovic were not eligible to continue accruing benefits under the pension and pension restoration plans. Where IRS limitations prevented the Company from making a match on savings in the 401(k) plan at the same percentage that other employees receive, the Company deposited a match into such NEOs' deferred compensation account. A description of these benefits is included under "Pension Benefits" above. None of our NEOs received any distributions under the DCP in 2022.

	Executive Contributions in Last Fiscal Year	Employer Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End(3)
Name	($)	($)	($)	($)
Robert E. Sanchez	196,224	199,071	(1,265,682)	6,321,808
John J. Diez	123,128	87,411	(277,393)	1,124,546
J. Steven Sensing	53,040	64,507	(254,458)	1,543,634
Thomas M. Havens	60,000	63,816	(150,778)	927,837
Robert D. Fatovic	178,220	58,674	(584,757)	4,096,723

(1)	All amounts reflected in this column were reported as compensation to the NEOs in our Summary Compensation Table for 2022.
(2)	Aggregate earnings on deferred compensation included in this column were not reported as compensation to the NEOs in our Summary Compensation Table for 2022. The negative aggregate earnings for each NEO are attributable to negative rate of return due to market performance.
(3)	The following amounts were previously disclosed in the Summary Compensation Table for years prior to 2022: for Mr. Sanchez, $3,244,099; for Mr. Diez, $657,435; for Mr. Sensing, $842,546, for Mr. Havens, $53,757, and for Mr. Fatovic, $1,330,584.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The severance benefits for executive leadership team members, including each of the NEOs, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder's Executive Severance Plan.

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Voluntary Termination and Termination for Cause
In the event an NEO voluntarily terminates his employment with us, or is terminated for cause (as defined below), the NEO will not be entitled to receive any severance payments under the terms of his severance agreement. The NEO will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination only, all unvested equity awards will be canceled and the NEO will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause only, all equity awards, vested and unvested, will be canceled.
Termination for Death, Disability or Retirement
Cash and Benefits. In the event an NEO retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading "Pension Benefits." In the event of death, the NEO's beneficiaries will receive benefits under the executive life insurance policies we maintain on their behalf. These benefits are equal to three times the NEO's current base salary, up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental, vision and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $2,520 to $3,073, depending on the NEO's coverage and number of covered family members. In the event of disability, the NEO would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under "Retirement and Welfare Benefits and Perquisites" on page 42). Upon death or disability, the NEO (or their beneficiary) would also be entitled to a pro-rata payment under our AIP.
Stock Options. Upon death or retirement, all vested stock options will remain exercisable for the remainder of the term of the option, and all unvested stock options will be canceled. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option, and all unvested stock options will continue to vest for a period of three years following disability. As of December 31, 2022, all Option awards have fully vested.
TVRSRs and PBRSRs. Upon death, disability or retirement, a pro-rata portion of any TVRSRs will vest and the underlying common stock will be distributed to the executive (or their beneficiary, in the event of death). In addition, if the performance condition for any PBRSR is met, a pro-rata portion of the PBRSRs will vest and the underlying common stock will be distributed to the executive (or their beneficiary, in the event of death) when distribution to all other participants occurs. The fair market value of the pro-rata number of TVRSRs and PBRSRs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2022, assuming with respect to the PBRSRs actual performance as of such date, is as follows: Mr. Sanchez, $23,947,486; Mr. Diez, $8,506,841; Mr. Sensing, $8,768,833; Mr. Havens, $3,023,646; and Mr. Fatovic, $4,872,382.
Involuntary Termination Without Cause and Termination Following a Change of Control
As defined and described below, NEOs are entitled to certain severance benefits upon termination of employment without Cause, and upon termination of employment without Cause or for Good Reason (each a "Qualifying Termination") within 24 months following a Change of Control.
Key Defined Terms. The following key terms are defined in each NEO's severance agreement:
▶ “Cause” generally means (i) an act of fraud, misappropriation, or embezzlement; (ii) conviction of any felony; (iii) conviction of a misdemeanor involving moral turpitude; (iv) willful failure to report to work for more than 30 days; (v) willful failure to perform duties; (vi) material violation of Ryder's Principles of Business Conduct; and (vii) any other activity that would constitute cause under such agreements. Items (vi) and (vii) are not included in the definition of Cause for purposes of providing severance upon a Change of Control.
▶ “Change of Control” generally means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person, or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.
▶ “Good Reason” generally means a material reduction in compensation; transferring the NEO more than 50 miles; failure to obtain a successor's agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; or any material change in duties or any other material adverse change in the terms and conditions of the NEO's employment (but specifically does not include a change in title or reporting relationship).

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Cash. The NEO will receive cash severance as follows:

Involuntary Termination Without Cause:	Qualifying Termination following Change of Control:
•salary continuation for the applicable severance period (30 months for the CEO and 18 months for all other NEOs);	•lump sum payment equal to the NEO's eligible base salary on the date of termination times the applicable salary multiple (3x for the CEO and 2x for all other NEOs);
•pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and	•pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and
•severance payment equal to 2.5x for the CEO and 1.5x for all other NEOs of the average amounts actually paid to the NEO under the annual cash incentive award for the three-year period preceding the year of termination.

•annual cash incentive award equal to the target annual cash incentive award amount (based on the NEO's base salary on the date of termination) for the relevant period times the applicable annual cash incentive award multiple (3x for the CEO and 2x for all other NEOs).

Also upon a termination without Cause, or if the NEO terminates his employment for Good Reason, in each case within 24 months after a Change of Control, the NEO is entitled to immediate vesting and payment of any deferred compensation amounts, immediate payment of any accrued benefits under our pension restoration plan, and any additional benefits under our pension plan (as previously described under "Pension Benefits").
Equity Awards. Upon an involuntary termination without Cause, (i) an NEO's vested stock options are exercisable until three months after the end of the relevant severance period and all unvested stock options are canceled, and (ii) all unvested TVRSRs and PBRSRs (whether or not earned) will be forfeited. Upon a Change of Control, our Equity Plan provides for double-trigger accelerated vesting (i.e., vesting upon the occurrence of a Change in Control and termination of the NEO's employment without Cause or for Good Reason and upon or within 24 months following the Change in Control (as each is defined in the Equity Plan)) of awards granted on or after May 6, 2017 (which constitute all outstanding awards).
Restrictive Covenants and Other Provisions. The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation, non-disparagement and release provisions that are applicable to all termination scenarios described above. The duration of the restriction on non-competition and non-solicitation covenants remains in effect for the longer of (i) 12 months following the NEO's termination date, or (ii) any applicable severance period (which is a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause and two years (three years for the CEO) upon termination following a Change of Control). The restrictions on confidentiality and non-disparagement remain in effect indefinitely. The NEO must execute the release and abide by all restrictions in order to receive all applicable payments and benefits. Such agreements also provide that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made. In the event of any termination, the NEO will also be entitled to:
•continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period (which shall be a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause, and two years (three years for the CEO) upon termination after a Change of Control), if any, the date COBRA continuation coverage is canceled, or the date the NEO is eligible to receive benefits from another employer;
•continuation of executive life and supplemental disability insurance until the end of any relevant severance period; and
•outplacement services under a Company-sponsored program until the earlier of (i) 24 months after the NEO's termination date (36 months for the CEO); (ii) the date on which the NEO obtains another full-time job; (iii) the date on which the NEO becomes self-employed; or (iv) the date on which the NEO has received all services or benefits due under the applicable program.

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Estimated Severance and Change of Control Severance Benefits as of December 31, 2022
The estimated payments and benefits that would be provided to each NEO as a result of involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on: (i) the triggering event taking place on December 31, 2022; and (ii) a common stock price of $83.57, the closing price on December 31, 2022.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause ($)	Change of Control with Qualifying Termination ($)
Robert E. Sanchez	Cash Severance(1)	10,730,335	11,245,000
	Intrinsic Value of Equity(2)	—	19,418,826
	Retirement Benefits(3)	—	187,307
	Welfare Benefits(4)	89,864	107,836
	Outplacement(5)	105,000	105,000
	Total Benefit to Employee	10,925,199	31,063,969
John J. Diez	Cash Severance(1)	3,674,484	3,878,550
	Intrinsic Value of Equity(2)	—	8,190,947
	Retirement Benefits(3)	—	5,627
	Welfare Benefits(4)	49,716	66,288
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	3,794,200	12,211,412
J. Steven Sensing	Cash Severance(1)	3,485,464	3,872,915
	Intrinsic Value of Equity(2)	—	8,989,124
	Retirement Benefits(3)	—	8,977
	Welfare Benefits(4)	56,356	75,141
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	3,611,820	13,016,157
Thomas M. Havens	Cash Severance(1)	2,734,064	3,537,364
	Intrinsic Value of Equity(2)	—	5,020,049
	Retirement Benefits(3)	—	10,691
	Welfare Benefits(4)	56,938	75,918
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	2,861,002	8,714,022
Robert D. Fatovic	Cash Severance(1)	2,823,844	3,223,350
	Intrinsic Value of Equity(2)	—	4,316,725
	Retirement Benefits(3)	—	155,338
	Welfare Benefits(4)	51,658	68,878
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	2,945,502	7,834,291

(1)	Cash severance includes: (i) base salary; (ii) pro-rata cash payment under the annual cash incentive awards; and (iii) in the case of involuntary termination without Cause, a payment equal to a multiple of the average payout amounts under the annual cash incentive awards for the previous three years; or in the case of a Change of Control with termination, a payment equal to a multiple of the target annual cash incentive award. In the event of involuntary termination without Cause, base salary is paid over time in accordance with usual payroll practices, and the annual cash incentive award is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code. All of the NEOs are subject to a "best payments" provision in the event their Change in Control payments exceed their 280G limit. The best payments provision automatically reduces their benefits to their 280G limit in the event the reduction would result in a greater net after-tax payment to the NEO.
(2)
Upon a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2022, which was $83.57, and includes stock options, restricted stock and PBRSRs.

(3)	This reflects the change in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive's age on December 31, 2022. See "Pension Benefits" above for more information.
(4)	Amounts are based on the current cost to us of reimbursing the named executive for the premiums paid for their current health, dental and prescription insurance coverage during the severance period, as described above. The reimbursement is included in the earnings of the executive and subject to all applicable taxes.
(5)	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

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Pay Versus Performance

Year	SCT Total for CEO	Compensation Actually Paid to CEO(1)(4)	Average SCT Total for other NEOs	Average Compensation Actually Paid to other NEOs(2)(3)(4)	Value of Initial Fixed $100 on Dec. 31 2019 Investment Based on:		Company Net Income (in millions)	Comparable EBITDA(7) (in millions)
					TSR(5)	Peer Group TSR(6)
	($)	($)	($)	($)			($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	9,765,953	16,096,527	3,655,823	5,569,923	173	128	867	2,722
2021	8,817,637	22,693,300	2,963,796	3,806,715	166	155	519	2,433
2020	8,106,836	16,422,956	3,412,518	6,209,380	120	117	(122)	2,258

(1)	The table below shows the additions and deductions to calculate Compensation Actually Paid for our CEO in each fiscal year.

Year	Reported SCT Total for CEO	Value of Stock Awards from SCT	Reported Change in Pension Value and Nonqualified Deferred Compensation Earnings from SCT	Equity Award Adjustments					Compensation Actually Paid to CEO
				Year-End Fair Value of Equity Awards Granted in the Applicable Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Deduction of Fair Value of Awards Granted during Prior Years that were Forfeited during Applicable Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation
	$	$	$	$	$	$	$	$	$
2022	9,765,953	(5,330,950)	—	9,499,134	736,875	414,568	—	1,010,947	16,096,527
2021	8,817,637	(4,696,570)	—	8,935,312	3,926,371	4,683,376	—	1,027,174	22,693,300
2020	8,106,836	(4,299,705)	(150,916)	13,474,811	(563,560)	(528,387)	—	383,877	16,422,956

(2)	The table below shows the additions and deductions to calculate the average Compensation Actually Paid for our NEOs in each fiscal year.

Year	Reported Average SCT Total for NEOs	Average Value of Stock Award from SCT	Average Reported Change in Pension Value and Nonqualified Deferred Compensation Earnings from SCT	Average Equity Award Adjustments					Average Compensation Actually Paid to NEOs
				Year-End Fair Value of Equity Awards Granted in the Applicable Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Deduction of Fair Value of Awards Granted during Prior Years that were Forfeited during Applicable Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation
	$	$	$	$	$	$	$	$	$
2022	3,655,823	(1,742,737)	—	3,105,337	225,864	40,414	—	285,222	5,569,923
2021	2,963,796	(1,580,708)	—	2,091,595	867,941	736,621	(1,471,216)	198,686	3,806,715
2020	3,412,518	(1,593,623)	(55,462)	4,577,209	37,560	(322,458)	—	153,636	6,209,380
(3)    The NEOs reflected in columns (d) and (e) represent the following individuals: Mr. Diez, Mr. Sensing, Mr. Havens and Mr. Fatovic in 2022; Mr. Diez, Mr. Parker, Mr. Sensing, Mr. Havens and Mr. Fatovic in 2021; Mr. Diez, Mr. Parker, Mr. Sensing and Mr. Fatovic in 2020.
(4)    For performance share awards, the grant date fair value of awards used for SCT calculations assumes target performance. To determine the year-end fair values used in the Compensation Actually Paid calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding awards at each fiscal year-end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year-end dates using the Black-Scholes-Merton option pricing model.
(5)    Calculated in the same manner, with the same peer group, as required under Item 201(e) of Reg S-K, measuring the period from the market close on the last trading day before the earliest fiscal year in the table through and including the end of the fiscal year for which cumulative TSR is calculated.
(6)    Amount is calculated using the market capitalization of each company in the Peer Group TSR, at the beginning of each requisite period. The Peer Group TSR represents the Dow Jones Transportation 20 index as presented in "Item5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities" on page 22 of our Annual Report on Form 10-K.
(7)    Comparable EBITDA is a non-GAAP financial measure. Comparable EBITDA is defined as net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (i) non-operating pension costs, net and (ii) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods as described immediately above) and then adjusted further for (a) interest expense, (b) income taxes, (c) depreciation, (d) used vehicle sales results and (e) amortization. For a reconciliation of net earnings from continuing operations to comparable EBITDA, as well as the reasons why this measure is useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 46-53 of our Annual Report on Form 10-K for the year ended December 31, 2022. The 2021 comparable EBITDA amount shown in the table reflects company-wide results. In 2021, for compensation purposes, the Committee determined to exclude the acquisition of Midwest Warehouse & Distribution System (acquired in November 2021 for approximately $284 million) from comparable EBITDA 2021 results. As such, the total amount of comparable EBITDA used for 2021 compensation purposes was $2,429 billion.

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The following table lists the most important financial measures used in 2022 to link Compensation Actually Paid to NEOs and Ryder's performance, and the page numbers herein where such financial measures are defined.

Financial Measures	Page
ROE	37
Free Cash Flow	39
Strategic Revenue Growth	37
Comparable EBITDA	34

The charts below show the relationship between Compensation Actually Paid and Company and Peer Group TSR, and Net Income and Comparable EBITDA as reported in the Pay Versus Performance table above.

PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to that of Robert E. Sanchez, our CEO.
The 2022 annual total compensation of the median employee identified by the Company (as described below) was $48,432, and the 2022 annual total compensation of our CEO as defined on page 44 in the Summary Compensation Table ("SCT") was $9,765,953. Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 202 to 1.
To identify the median employee, we began with our employee population (comprising both full-time and part-time employees) as of December 31, 2022, which consisted of approximately 49,010 individuals (excluding our CEO), with 85% of employees located in the United States and 15% located outside of the United States (refer to Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 15, 2023 for further information on our employee population).
We then excluded certain non-U.S. employees (five employees from Germany), as permitted by an exemption under SEC rules that allows for exclusion of employees in countries outside of the United States where a small number of employees are located. After this exemption, our employee population as of December 31, 2022 consisted of approximately 49,005 individuals (excluding our CEO). We then identified the median employee using total cash compensation for this population for the 12-month period ending December 31, 2022, comprising (1) base pay; (2) actual annual bonus; (3) commissions; and (4) other cash payments, including car allowance, perquisites, tuition reimbursement and an executive allowance, as applicable. We did not annualize compensation for any employee, including employees that were not employed by us for all of 2022.
After identifying the median employee as a full-time, salaried employee located in the United States, we calculated this employee's 2022 annual total compensation based on the SCT rules used for our NEOs.

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Director Compensation

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objectives of our director compensation program are to attract and retain high-quality board members and to align their interests with the long-term interests of our shareholders. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level.

Our non-employee directors received the following compensation during 2022:
▶	an annual Board retainer of $110,000, paid in four installments in January, April, July and October;
▶	an annual grant of $165,000 in restricted stock units ("RSUs"), made on the date of our Annual Meeting of Shareholders;
▶	a Board or committee meeting attendance fee of $1,000 for each additional Board or committee meeting attended in excess of eight Board meetings or eight committee meetings, payable in December;
▶	a committee chair retainer, payable in May, to each of the Chairs of the Finance and Compensation Committees ($20,000), Governance Committee ($20,000) and the Audit Committee ($25,000); and
▶	an annual retainer of $30,000 to the Board's Lead Independent Director, payable in May.
The number of RSUs granted is based on the closing price of Ryder common stock on the date of grant. The first RSU grant received upon joining the Board vests after the director's first year of service. Thereafter, RSUs vest upon grant. RSU awards are settled upon vesting following a director's initial year of service on the Board unless the director elects to defer settlement. Directors may not sell any shares delivered in respect of RSUs unless they have satisfied the director stock ownership requirements, as explained on page 55. RSUs granted during a director's initial year of service, or RSUs deferred until on or after separation from the Board, will receive dividend equivalents which will be reinvested through our dividend reinvestment program. Shares delivered in respect of RSUs will receive dividends upon terms consistent with all other shareholders. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding RSUs will be settled.
Directors are given the option to receive all or any portion of their annual Board retainer in Ryder common stock. As part of our deferred compensation plan, directors also have the option of deferring receipt of their annual Board retainers and excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a legacy Directors' Charitable Awards Program pursuant to which each director who was elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director's name following the director's death. The program is currently funded with the proceeds of insurance policies and the directors obtain no personal financial benefits from the program. One of our directors, Ms. A. Smith, was elected prior to January 1, 2005, and currently participates in the program. Directors may also participate in our Matching Gifts to Education Program, under which we match a director's contributions to eligible educational institutions up to a maximum of $10,000 per year.
The Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors annually, including a review of a compensation pay analysis provided by FW Cook. The Committee approved the following increases to director compensation in 2022: (i) $10,000 increase to the annual cash retainer, prorated for the July and October 2022 installments; (ii) $10,000 increase to the equity retainer payable in RSUs; and (iii) $5,000 increase to the Governance Committee Chair retainer. All of the foregoing increases are reflected above in the total compensation for non-employee directors in 2022.

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Director Compensation

2022 DIRECTOR COMPENSATION
The table below sets forth the total compensation received by our non-employee Board members in 2022. The amounts in the "Stock Awards" column below represent the aggregate grant date fair value, computed in accordance with the accounting guidance for stock compensation, of (1) RSUs granted to the directors in 2022, and (2) RSUs awarded as dividend equivalents in 2022.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert J. Eck	158,000	231,172	10,000	399,172
Robert A. Hagemann	108,000	212,147	4,000	324,147
Michael F. Hilton	127,000	225,124	—	352,124
Tamara L. Lundgren	108,000	191,496	10,000	309,496
Luis P. Nieto, Jr.	108,000	230,158	10,000	348,158
David G. Nord	—	347,696	10,000	357,696
Abbie J. Smith	128,000	263,480	—	391,480
E. Follin Smith	107,000	239,133	9,820	355,953
Dmitri L. Stockton	108,000	200,805	10,000	318,805
Charles M. Swoboda	6,027	9,041	10,000	25,068
Hansel E. Tookes, II(4)	108,000	276,404	10,000	394,404

(1)	Includes an annual Board retainer of $105,000, which reflets the $10,000 increase prorated for the July and October 2022 installment payments, as well as Committee Chair fees, as follows: Mr. Eck, $20,000; Ms. A. Smith, $20,000; Mr. Hilton $20,000; and Lead Independent Director fee of $30,000 for Mr. Eck; and additional meeting fees paid to members of the Board, as follows: Mr. Eck, $3,000; Mr. Hagemann, $3,000; Mr. Hilton, $2,000; Ms. Lundgren, $3,000; Mr. Nieto, Jr., $3,000; Ms. A. Smith, $3,000; Ms. F. Smith, $2,000; Mr. Stockton, $3,000; and Mr. Tookes, $3,000.
(2)	Represents the aggregate value of stock awards granted in 2022, valued at their respective grant dates in accordance with FASB ASC Topic 718. For 2022, Mr. Nord elected to receive 100% of his compensation in stock. Therefore, his amount also includes the annual Board retainer of $105,000, Committee Chair fees of $25,000, and additional meeting fees of $3,000. The table below sets forth each director's outstanding stock awards as of December 31, 2022, as a result of the director's election to defer settlement and accrued dividends. These shares are fully vested but not yet delivered, except for Mr. Swoboda's shares, which vest one year from joining the Board in December 2023.
(3)	Reflects benefits under the Company's Matching Gifts to Education program, as described above.
(4)	Reflects Mr. Tookes compensation for fiscal year 2022. He will be retiring from the Board, effective as of the date of the Annual Meeting, and is therefore not standing for re-election.

Name	Outstanding Stock Awards
Robert J. Eck	28,753
Robert A. Hagemann	21,307
Michael F. Hilton	26,129
Tamara L. Lundgren	11,299
Luis P. Nieto, Jr.	27,779
David G. Nord	22,371
Abbie J. Smith	45,920
E. Follin Smith	32,155
Dmitri L. Stockton	15,841
Charles M. Swoboda	106
Hansel E. Tookes, II	48,576
Director Stock Ownership Requirements
To further align the interests of our directors and shareholders, our directors are expected to own Ryder common stock or common stock equivalents (including any vested or unvested RSUs) pursuant to stock ownership requirements. The stock ownership requirement for each director is six times the Board retainer, based on a five-year rolling average stock price. The ownership requirements must be proportionately satisfied within five years of the director's election to the Board. As of December 31, 2022, all directors were in compliance with these stock ownership requirements.

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Advisory Vote on Executive Compensation (Proposal 3)

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required pursuant to the Dodd-Frank Act.
The Say on Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section beginning on page 30, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. Following the recommendation of our shareholders at our 2017 Annual Meeting of Shareholders, our Board has chosen to hold the Say on Pay vote every year.
We encourage you to read the Compensation Discussion and Analysis to learn more about our executive compensation programs and policies and the changes we have made over the last few years. The Board believes that its 2022 compensation decisions and changes to our executive compensation programs over the last few years reflect the Company's commitment to respond to shareholder input and pay for performance, support the Company's ability to sustain long-term growth while accounting for sound risk management, and align the interests of our executives with those of our shareholders by emphasizing variable, at-risk compensation largely tied to measurable performance goals.
Although this Say on Pay vote on executive compensation is non-binding, we highly value input and engagement from our shareholders. The Board and the Compensation Committee will review the results of this 2023 vote and, consistent with our record of shareholder engagement, take the outcome of the vote into account when determining future executive compensation arrangements. Shareholders are therefore asked to vote for the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder's NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Ryder's 2023 Annual Meeting Proxy Statement.
The Board recommends a vote FOR Proposal 3 (adoption of the resolution, on an advisory basis, the compensation of our NEOs).

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Advisory Vote on Frequency of Vote on Executive Compensation (Proposal 4)

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION
In addition to providing shareholders with the opportunity to cast an advisory Say on Pay vote, we are also providing shareholders with the opportunity to cast a non-binding, advisory vote on whether the vote on executive compensation should occur every one, two or three years, commonly referred to as a Say on Frequency resolution. Shareholders have the option to vote for any of the three options, or to abstain from casting a vote.
The Dodd-Frank Act requires us to hold this non-binding, advisory vote on the frequency of presenting Say on Pay votes to our shareholders at least once every six years. At the 2017 Annual Meeting of Shareholders, our shareholders voted for, and the Board implemented, the option of holding an annual Say on Pay vote at each Annual Meeting of Shareholders. The Board has determined that an advisory vote to approve executive compensation every year remains appropriate for the Company and its shareholders.
Shareholders are asked to vote on the following resolution:
RESOLVED, that the shareholders of Ryder determine, on a non-binding, advisory basis, that the frequency of the shareholder advisory vote on the compensation of Ryder's named executive officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Ryder's 2023 Annual Meeting proxy statement should be:
Choice 1 -     ever 1 YEAR;
Choice 2 -     ever 2 YEARS;
Choice 3 -     every 3 YEARS; or
Choice 4 -     abstain from voting.
Although this Say on Frequency vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future Say on Pay votes.
The Board recommends a vote FOR the option of every 1 YEAR for Proposal 4 (adoption of the resolution, on an advisory basis, for the vote on executive compensation to occur every year).

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)

PROPOSAL NO. 5
APPROVAL OF THE AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
Background
On February 10, 2023, the Board approved the Amended & Restated 2019 Equity and Incentive Compensation Plan (the "Plan"), subject to shareholder approval, and accordingly, the Board directed that the Plan be submitted to the Company's shareholders for approval at the Annual Meeting. The Plan, as amended, would increase by 2,875,000 shares the number of authorized shares of Ryder common stock available for issuance under the 2019 Plan from 4,900,000 shares to 7,775,000 shares.
The Company believes that it is important to deliver a significant portion of executive compensation in the form of the equity of the Company. This element of our incentive compensation program, among others, aligns the interests of executives and shareholders. We last sought shareholder approval to increase the number of shares available for grant under our equity compensation plan in 2021. Following the grant of 2023 annual awards, the remaining pool may be insufficient for the February 2024 annual grant. We are therefore seeking shareholder approval of a new pool of 2,875,000 shares pursuant to the Plan, which we anticipate will be sufficient for equity grants over the next two to three years. No other changes are being made to the Plan.
Shareholder approval of the Plan is being sought in order to (i) meet NYSE listing requirements and (ii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended.
The Plan will enable the Company to continue its compensation program, which is intended to attract, motivate and retain experienced and highly-qualified directors and employees of the Company who contribute the Company's financial success. If shareholders do not approve the amended Plan at the Annual Meeting, we will be able to grant awards under the 2019 Plan, but, as of February 24, 2023, only 507,284 shares will be will be available for grant, subject to adjustment in accordance with the terms of the plan.
As of February 24, 2023, following the annual vesting events and annual grant, the total number of outstanding options/SARS is 1,128,877 with a weighted average exercise price of $73.73 and a weighted average remaining term of 3.45 years. As of February 24, 2023, the total outstanding of full value awards is 1,317,565, and the total number of available shares under the Plan is 507,284. The number of common shares outstanding as of March 6, 2023 is 46,473,525.

Stock Options Outstanding as of February 24, 2023	1,128,877
Weighted Average Exercise Price of Stock Options Outstanding as of February 24, 2023	$73.73
Weighted Average Remaining Term of Stock Options Outstanding as of February 24, 2023	3.45
Outstanding Full Value Awards as of February 24, 2023	1,317,565
Total Equity Awards Outstanding as of February 24, 2023	2,446,442
Shares Available for Grant under the 2019 Plan	507,284
Shares of Common Shares Outstanding as of March 6, 2023	46,473,525
Description of the Plan
The following is a brief description of the material features of the Plan. This description is qualified in its entirety by reference to the full text of the Plan. The proposed Plan is attached to this proxy statement as Appendix A.
Administration. The Compensation Committee (or another committee appointed by the Company's Board of Directors and generally consisting of persons who are "non-employee directors," as defined under Rule 16b-3 under the Exchange Act and "independent directors" under the applicable stock exchange rules) (in either case, the "Committee") will administer the Plan. The Committee has the authority to select award recipients, determine the type, size and other terms and conditions of awards, and make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan. The Committee is permitted to delegate to one or more senior executives of the Company the authority to make grants of awards to officers (other than executive officers) and employees of the Company, and such other administrative responsibilities as the Committee may deem necessary or advisable, to the extent such delegation is consistent with applicable law and NYSE rules. The Committee's determinations under the Plan and the award agreements do not need to be uniform, and any such determinations may be made by the Committee selectively among participants.
Eligibility. Officers and employees of the Company and its subsidiaries and directors of the Company are eligible as award recipients. The Company and its subsidiaries have approximately 48,300 full-time employees (including all of the Company's officers) and 10 non-employee directors (subject to the retirement of Mr. Tookes, who will not be standing for re-election at the Annual Meeting). As of December 31, 2022, 543 employees and 11 non-employee directors held outstanding awards under the

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)
Plan. Because our officers and non-employee directors are eligible to receive awards under the Plan, they may be deemed to have a personal interest in this Proposal 5.
Type of Awards. The Committee is authorized to grant awards payable in either our shares or cash (where the amount of cash is determined by reference to the value of a specific number of shares), including options to purchase shares, restricted shares, bonus shares, stock appreciation rights, restricted stock units, performance units and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the Plan or any other plan.
Terms and Conditions of Awards. The Committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award (including any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications of such restrictions or conditions). However, awards granted under the Plan are subject to the following conditions:
•no stock options or stock appreciation rights will expire more than ten years (or, in the case of incentive stock options (discussed below) granted to any holder of at least 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, five years) from the date of grant;
•except with respect to Substitute Awards discussed below, awards granted as stock options or stock appreciation rights may not have an exercise price that is less than 100% (or, in the case of incentive stock options (discussed below) granted to any holder of at least 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, 110%) of the fair market value of the shares on the date of grant;
•dividend and dividend equivalents will not be paid with respect to unvested shares or stock units, but may accrue on such awards and only be paid to the extent the awards vest;
•no dividend equivalents may be granted with respect to stock options or stock appreciation rights;
•awards granted under the Plan will include vesting schedules under which no portion of the award may vest in less than one year from the date of grant; provided, that awards granted to non-employee directors will be deemed to satisfy this minimum vesting requirement if they vest on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders following the date of grant provided such meeting occurs not sooner than 50 weeks from the date of grant, and up to 5% of the shares reserved for issuance under the Plan (subject to adjustments as described below) may be granted under awards that are not subject to this minimum vesting requirement; and
•the Committee has the authority to accelerate vesting in connection with a participant's death, disability, retirement, or other termination of employment, in the event of a change of control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Plan (as described below), or in other circumstances as the Committee deems appropriate.
The types of awards that may be granted under the Plan include the following:
Stock Options and Stock Appreciation Rights. A stock option is a right to purchase a specified number of shares of Ryder common stock at an exercise price established at the date of grant. Stock options may be either non-qualified stock options or incentive stock options (which are intended to qualify as "incentive stock options" within Section 422 of the Internal Revenue Code). The exercise price of any stock option may not be less than the fair market value of the Ryder common stock on the date of grant (or, in the case of an incentive stock option granted to an employee owning more than 10% of Ryder common stock, 110% of the fair market value of Ryder common stock on the date of grant). A stock appreciation right ("SAR") entitles the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of Ryder common stock having a fair market value equal to the positive difference, if any, between the fair market value of one share of common stock on the date of exercise and the exercise price of the SAR (which exercise price shall not be less than the fair market value of the Ryder common stock on the date of grant). The Committee will specify at the time an option or SAR is granted, when, and in what proportions, an option or SAR becomes vested and exercisable.
Restricted Stock and Restricted Stock Units. An award of restricted stock is an issuance of shares of Ryder common stock that is subject to certain restrictions established by the Committee and to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company for a specified period of time). Recipients of restricted stock have limited rights to the stock until the restrictions are satisfied but may be entitled to vote the restricted stock and to exercise other shareholder rights. Thus, upon grant, the shares may be included in the Company's total number of shares outstanding and accrue dividends. An award of RSUs entitles the recipient to receive shares of Ryder common stock (or, if determined by the Committee, a cash payment equal in value to shares of Ryder common stock) at a later date once the holder has satisfied certain requirements. At that time, for RSUs payable in shares, the shares will be delivered and the recipient will be entitled to all shareholder rights. Thus, upon grant, the shares of common stock covered by the RSUs are not considered issued and are not included in the Company's total number of shares outstanding until all conditions have been satisfied. Dividend equivalents may accrue on RSUs at the discretion of the Committee.

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)

Performance-Based Awards. The Committee may grant performance-based awards, the grant, exercise, and/or settlement of which will be based upon the achievement of performance goals. Performance-based awards may be paid in cash, shares or other awards. The performance goals may consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. The Committee will set the performance goals applicable to the performance-based awards, determine the extent to which such performance goals are achieved, and determine the amount, if any, that is payable pursuant to each performance-based award. The Committee, in its sole discretion, may, after performance-based awards have been granted, make adjustments to the performance goals applicable to performance-based awards, the amounts payable in respect of the applicable performance goals, and performance results (including, but not limited to, adjustment of performance results to take into account transactions or other events occurring during the applicable performance period), to the extent consistent with the terms of the applicable award agreement. In establishing performance goals for performance-based awards, the Committee may use various business criteria, which may include, but is not limited to: earnings per share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; economic value added; operating margins or profit margins; income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total stockholder return or stock price; book value per share; expense management; improvements in capital structure; working capital; or costs. Performance goals may be set based on consolidated Company performance and/or for specified subsidiaries, divisions, other business units, or on an individual basis, and may include fixed, quantitative targets; targets relative to past performance or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.
Aggregate Limitation on Awards. If the Plan is approved, subject to adjustments as described in the Plan, the aggregate number of shares that may be issued under the Plan shall not exceed 7,775,000 shares (4,900,000 shares previously issued under the Plan and the additional 2,875,000 shares per the Plan, as amended), plus shares subject to outstanding awards under the 2012 Plan (up to a maximum of 3,104,702 additional shares) that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the effective date of May 3, 2019 (the "Original Effective Date"). All of the authorized shares may be granted as incentive stock options.
The Plan has the following rules for counting shares against the Plan's share reserve:
•For each share that is delivered pursuant to a full value award (that is, an award other than a stock option or SAR), the aggregate share limit under the Plan will be reduced by two shares.
•For each share that is delivered pursuant to a stock option or SAR, the aggregate share limit under the Plan will be reduced by one share.
•If and to the extent that stock options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any full value awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such awards will again be available for grants under the Plan.
•If and to the extent that outstanding awards under the 2012 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid and are added to the share reserve under the Plan, then for each share that relates to a full value award, two shares will be added to the share reserve, and for each share that relates to stock options or SARs, one share will be added to the share reserve.
•If SARs are granted, the full number of shares subject to the SARs will be considered issued under the Plan and will reduce the aggregate share limit on a 1:1 ratio, without regard to the number of shares actually delivered upon exercise of the SARs.
•Shares withheld for payment of the exercise price of a stock option, and shares withheld for payment of taxes with respect to stock options and SARs, will not be available for re-issuance under the Plan and will reduce the aggregate share limit on a 1:1 ratio.
•In contrast, shares withheld or tendered to the Company by a participant for payment of taxes with respect to any full value award will not reduce the aggregate share limit and will be available for re-issuance under the Plan.
•To the extent that any awards are paid in cash, and not in shares, such awards will not reduce the aggregate share limit.
Shares delivered under the Plan may be newly issued shares, reacquired shares, including shares acquired on the market, or treasury shares. In the event of our acquisition of any company, outstanding equity grants with respect to stock of the acquired company may be assumed or replaced with awards under the Plan. Outstanding awards that are assumed or replaced by awards under the Plan in connection with an acquisition, referred to as Substitute Awards, will not reduce the Plan's aggregate share limit. The terms of any such Substitute Award will be determined by the Committee and may include exercise prices or base prices that are different from those otherwise described in the Plan. If the Company assumes a shareholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the Plan and will not reduce the Plan's aggregate share limit.

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)
Per Participant Limitations. The following limitations are set forth in the Plan:
•In any calendar year, no participant may be granted any awards that relate to more than 750,000 shares, subject to adjustments as described in the Plan.
•The maximum grant date value of shares subject to awards granted to any non-employee director during any one calendar year, taken together with any cash fees payable to such non-employee director for services rendered during the calendar year, will not exceed $500,000 in total value.

Adjustments. In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock dividend, spin-off, combination or exchange of shares, repurchase, liquidation, dissolution, reorganization, business combination, or other similar corporate transaction or event affecting the Company's common stock (including a change of control), the Committee shall adjust the number and kind of shares subject to the aggregate and individual share limitations described above. The Committee may also adjust outstanding awards upon the occurrence of these events in order to preserve the award without enhancing the value of the award. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms, and other terms of the award. The Committee will make such substitutions or adjustments, including as described above, as it deems fair and equitable as a result of any share dividend or split declared by the Company. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events, other unusual or nonrecurring events, or to changes in applicable laws, regulations, or accounting principles. The Committee may provide in any award agreement such terms and conditions as it deems appropriate in connection with a change of control or other event described in this paragraph.

Effect of Change of Control. The Plan provides for "double-trigger vesting" after a change of control. Unless otherwise provided in the applicable award agreement, if a change of control occurs in which the Company is not the surviving corporation, (i) all outstanding awards that are not exercised or paid at the time of the change of control will be assumed by, or replaced with awards that have comparable terms and value by, the surviving corporation, and (ii) any performance-based awards will be deemed earned at the greater of target level and the actual performance level as of the date of the change of control with respect to all open performance periods.

Unless the Committee determines otherwise or as provided in the applicable award agreement, if a participant's employment is terminated by us or, if applicable, the surviving corporation (or a parent or subsidiary of the surviving corporation) without cause or by the participant for good reason, in either case, upon or within 24 months following the change of control, the participant's outstanding awards will become fully vested as of the date of termination.

In addition, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) determine that participants will receive a payment in settlement of outstanding awards (other than stock options and SARs) in such amount and form as may be determined by the Committee; (ii) require that participants surrender their outstanding stock options and SARs in exchange for a payment, in cash or stock as determined by the Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and SAR exceed the stock option exercise price or base price; and (iii) modify the terms of awards to add events, conditions or circumstances upon which vesting of such awards or lapse of restrictions thereon will accelerate. Any such surrender, termination or payment will take place as of the date of the change of control or such other date as the Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR.
Under the Plan, "change of control" means:
•Any individual, entity or group, other than the Company or an employee benefit plan sponsored by the Company or its subsidiaries, becomes the beneficial owner of more than 30% of our voting stock;
•Individuals who, as of the Original Effective Date, constituted our Board of Directors (referred to as the incumbent board) cease to constitute at least a majority of our Board of Directors. Any individual who becomes a director after the Original Effective Date and whose election or nomination was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination, of at least a majority of the directors then comprising the incumbent board will be considered a member of the incumbent board. However, no individual who was initially elected as a member of our Board of Directors in connection with an actual or threatened election contest will be considered to be a member of the incumbent board.
•Consummation of a reorganization, merger or consolidation of the Company, unless, following such transaction, (i) our shareholders immediately before the transaction own more than 50% of the voting stock of the surviving entity in substantially the same proportions as their ownership immediately before the transaction, (ii) any individual or entity (excluding the corporation resulting from the transaction or any employee benefit plan or plans of the Company or such corporation) beneficially owns 30% or more of the voting stock of the corporation resulting from the transaction and (iii) at least a majority of the Board of Directors of the corporation resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or action of the Board of Director providing for such transaction;
•Consummation of a sale of all or substantially all of the assets of the Company; or
•Consummation of a liquidation or dissolution of the Company approved by the shareholders.

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)

Restrictions on Repricing. Without obtaining shareholder approval, we may not (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or base price of such SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current share price in exchange for cash or other securities. However, such shareholder approval is not required in connection with a corporate transaction involving the Company or other actions with respect to our securities, such as a stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares. No stock options or SARs will be granted under the Plan with automatic reload features.

Transferability. Awards granted under the Plan are generally not transferable by a participant except to a beneficiary in the event of the participant's death, and, if exercisable, will be exercisable during a participant's lifetime only by the participant or the participant's guardian or legal representative. However, the Committee may permit awards to be transferred during a participant's lifetime to family members (and trusts or other entities for the benefit of participants and family members) for purposes of the participant's estate planning, or to charities for charitable purposes.

Clawback Policy. All awards made under the Plan shall be subject to the applicable provisions of the Company's clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented and approved by the Board of Directors, as such policies may be in effect from time to time. The Company currently has a clawback policy covering all of our current and former officers, including the named executive officers, which is applicable to performance-based incentive compensation, including performance-based cash and shares.

Amendment, Termination. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee's authority to grant awards under the Plan without shareholder approval, provided that shareholder approval will be required for any amendment that will require shareholder approval as a matter of law or regulation or under the NYSE rules. Unless earlier terminated, the Plan will terminate ten years after its approval by shareholders.

U.S. Federal Income Tax Implications of the Plan
The U.S. federal income tax consequences arising with respect to awards granted under the Plan depend on the type of award. From the recipients' standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Under current law, exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company's tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as "incentive stock option," no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; and (iii) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes "deferred compensation" under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

In addition, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to a company's chief executive officer or any of the company's three other most highly compensated executive officers ("covered employees") or persons who have been covered employees (for years after 2016).

The foregoing provides only a general description of the application of current U.S. federal income tax laws to certain awards granted to U.S. taxpayers under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits under the Plan
Future benefits under the Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

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Approval of the Amended and Restated 2019 Equity and Incentive Compensation Plan (Proposal 5)

The table below shows, as to each of the Company's NEOs, all executive officers as a group, all non-employee directors as a group, and all employees as a group (other than executive officers), the awards granted between January 1 and December 31, 2022.

Name	Dollar Value of Stock Awards(1)	Stock Plan Number of Units(2)
Robert E. Sanchez Chair and CEO	$5,330,950	70,661
John J. Diez Executive Vice President and CFO	$2,152,795	28,535
J. Steven Sensing President, Global SCS and DTS	$2,050,341	27,177
Thomas M. Havens President, Global FMS	$1,537,699	20,382
Robert D. Fatovic Executive Vice President, CLO/Corporate Secretary	$1,230,113	16,305
Executive Officers as a group (10 persons)	$15,038,955	199,603
Non-employee directors as a group (11 persons)	$2,483,176	32,248
All employees as a group, other than executive officers (533 persons)	$23,246,853	314,954
(1) Represents grant date fair value of award.
(2) In the case of executive officers and employees, represents PBRSRs with performance based on target performance and TVRSRs, and in the case of non-employee directors, represents the number of shares underlying an RSU grant. See "Executive Compensation – Summary Compensation Table," "Executive Compensation – 2022 Grant of Plan-Based Awards," and "Director Compensation" for additional information.

Equity Compensation Plan Information
The following table includes information as of December 31, 2022 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other share-based awards. The last reported sale price of a share of our common stock on March 6, 2023 was $96.05.

Plans	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders:
Broad based employee and non-employee directors' stock plan	2,803,986	(1)	$74.18	(2)	1,567,422	(3)
Employee stock purchase plan	—		—		1,705,371
Total	2,803,986		$74.18		3,272,793

(1) Includes broad based employee stock options and other share-based awards of 1,189,313 stock options, 886,678 time-vested restricted stock awards and 443,674 performance-based restricted stock awards calculated at target. Includes non-employee directors' awards of 278,483 time-vested restricted stock awards, as well as 5,838 time-vested restricted stock awards awarded to non-executive directors and vested but not exercisable until six months after the director's retirement. Refer to Note 18, "Share-Based Compensation Plans," to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information.

(2) Weighted-average exercise price of outstanding options excludes restricted stock awards and restricted stock units.
(3) Calculated by reducing shares authorized for issuance by a ratio of two shares for each shares issued (on a 1:2 ratio) other than with respect to shares delivered pursuant to a stock option which shall reduce the shares available by one share (on a 1:1 ratio) as set forth under the terms of the 2019 Plan and assuming maximum performance-based restricted stock units. All future awards issued will reduce the shares available for issuance by the terms set forth in the 2019 Equity and Incentive Compensation Plan, as described in the previous section.

The Board recommends a vote FOR Proposal 5 (approval of the
Amended & Restated 2019 Equity and Incentive Compensation Plan).

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Shareholder Proposal Regarding Independent Board Chair (Proposal 6)

PROPOSAL NO. 6
SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR
Ryder is not responsible for the content of this shareholder proposal or supporting statement.
John Chevedden, the beneficial holder of 100 shares of the Company's common stock, has notified Ryder that he intends to present the following non-binding advisory proposal at the Annual Meeting. Upon oral or written request, the Company will promptly provide address information for the shareholder proponent. The proposal as submitted reads as follows:
Proposal 6:
Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

Although it is best practice to adopt this proposal soon this policy could be phased in when there is a leadership transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International. Boeing then adopted this proposal topic in June 2020. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

A lead director is thus no substitute for an independent board chairman. With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman. For instance a lead director cannot call a special shareholder meeting.

A lead director can delegate many details of his lead director duties to others and then simply rubber-stamp it. Management has not explained how shareholders can be sure of what goes on in regard to lead director delegation.

Now is a good time to consider this proposal topic given that Ryder stock is down from $94 in 2015. This proposal topic tends to get more votes at companies that are poor performers. This proposal topic won 36% support at the 2019 Ryder annual meeting which is not insignificant.

The increased complexities of companies of $10 Billion in annual revenue; like Ryder, increasingly demand that 2 persons fill the 2 most important jobs in the company - CEO and Chairman.

Please vote yes — Proposal 6
Independent Board Chairman

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Shareholder Proposal Regarding Independent Board Chair (Proposal 6)

Board's Statement in Opposition to Shareholder Proposal
The Board has carefully considered the non-binding, advisory shareholder proposal, and for the reasons set forth below recommends a vote "AGAINST" this proposal.
•Our shareholders already voted AGAINST this proposal in 2019. In addition, over the last five years, our Chair, who is also our CEO, has received an average support of 95%.
•The Company's Corporate Governance Guidelines (the "Guidelines") provide effective and independent Board oversight of management, because they require (i) a substantial majority of the Board be independent, (ii) independent director sessions at regularly scheduled Board meetings, and (iii) the role of a strong Lead Independent Director.
•Allowing the Board the ability to elect the Company's CEO as Board Chair is in the best interests of shareholders as it affords the Board the discretion to determine optimal Board leadership structure and allows the Board the ability to attract and retain the broadest pool of CEO candidates to fit the Company's needs at any given time.
Our shareholders have already expressed that they do not believe requiring an independent Chair of the Board is in the best interests of shareholders, as they voted against a nearly identical proposal in 2019. In addition, by repeatedly approving Mr. Sanchez as a director nominee, with an average approval rate of 95% over the last five years, our shareholders continuously recognize the value in having our CEO serve as Chair. Having flexibility to combine the roles of CEO and Chair strikes the appropriate balance between maintaining independent Board oversight of management, and ensuring that the Board benefits from the unique perspective and skills of the CEO, including strategic and operational insight, risk management and strong leadership.
The Guidelines provide effective and independent Board oversight of management, because they require (i) a substantial majority of the Board be independent, (ii) independent director sessions at each regularly scheduled Board meeting, and (iii) the role of a strong Lead Independent Director. All of the Company's Board members are independent (other than our CEO), and such independent directors meet in outside director sessions at each regular Board meeting. We also have a strong Lead Independent Director role, whose authority and responsibilities include:
•authority to call meetings of independent directors and the full Board, as necessary;
•presiding over all outside director sessions, and serving as the liaison between the Chair and the independent directors, and between the Board and management;
•developing meeting agendas for the Board in collaboration with the Chair and CLO/Corporate Secretary, and ensuring that topics requested by the independent directors are included;
•consulting and communicating with the Company's shareholders, as appropriate, to discuss any concerns and expectations;
•engaging with other independent directors to identify topics for outside director sessions; and
•overseeing the annual CEO and Board evaluation process.
In addition, each Committee Chair has unfettered access to management and the authority to retain independent advisors, as they deem appropriate.
Further, affording the Board discretion to determine optimal board leadership structure is in the best interests of shareholders. Under the Guidelines, the Governance Committee periodically reviews the Board's leadership structure to ensure it is operating effectively. As a result of such review, the Lead Independent Director and the Committee Chairs generally rotate every five years. In addition, the Board annually examines the Company's leadership structure as part of the Board and Committee evaluation process. The Company's current Board and leadership structure reflects the Board's critical assessment of the Company's performance, the significant skills and industry expertise that our CEO brings to the Board, and the role of our strong Lead Independent Director.

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Shareholder Proposal Regarding Independent Board Chair (Proposal 6)

The Board believes that any decision to designate an independent Chair should be within the Board's discretion and based on the unique circumstances confronting the Company at any given time, including the independence and capabilities of its directors, its corporate strategy and succession planning, and the qualifications and leadership provided by the CEO and Lead Independent Director. The members of the Board are in the best position to evaluate the current and future needs of the Company, and to judge how the capabilities of the Company's directors and executives can most effectively meet those needs.
Last, requiring an independent Chair structure could limit the pool of qualified candidates for future CEO succession. This is not in the best interests of shareholders as it artificially constrains the pool of CEO candidates and potentially excludes the best and most qualified candidates from leading the Company.
Required Vote and Recommendation
The affirmative vote of the holders of a majority of votes cast is required to approve Proposal 6. We believe that NOT amending the Company's governing documents to require that the Chair of the Board be an independent director is in the best interests of our shareholders. The Board therefore recommends that shareholder vote AGAINST Proposal 6.
The board recommends a vote AGAINST Proposal 6 (shareholder proposal for independent Board Chair).

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Other Matters

OTHER MATTERS

Who can vote?	Holders of Ryder common stock at the close of business on March 6, 2023, the record date, are entitled to vote their shares at the Annual Meeting. As of March 6, 2023, there were 46,473,525 shares of common stock issued and outstanding, all of which are entitled to vote. Each share of common stock issued, outstanding and entitled to vote represents one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued, outstanding and entitled to vote at the meeting must be present in person (through virtual access) or represented by proxy for a quorum. If you sign and return your proxy marked "abstain," your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial shareholder?	Record Shareholder. You are a shareholder of record if you are registered as a shareholder with our transfer agent, EQ Shareowner Services.

Beneficial Shareholder. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in "street name," since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:
by internet; by telephone; or by mail, if you received a paper copy of these proxy materials.
Detailed instructions for internet and telephone voting are set forth on the notice of internet availability ("Notice"), which contains instructions on how to access our proxy statement, Annual Report and shareholder letter online, and the printed proxy card.
If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 2, 2023 (the "cut-off date"). If the trustee does not receive your instructions by the cut-off date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as all other shares in our 401(k) plan for which voting instructions were received.
If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 6, 2023. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?	Brokerage firms have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

What does it mean if I receive more than one Notice or proxy card?	It means that you hold shares in more than one account. To ensure all of your shares are voted, if you vote by telephone or on the internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive. Alternatively, if you vote by proxy card, you will need to sign and return each proxy card by mail.

How many votes are needed for the proposals to pass?	The table below sets forth the proportion of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal and the impact of abstentions.

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Other Matters

Proposal		How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
No. 1	Election of Directors	Majority of Votes Cast	No	None	None
No. 2	Ratification of PricewaterhouseCoopers LLP	Majority of Votes Cast	Yes	Not Applicable	None
No. 3	Say on Pay	Majority of Votes Cast	No	None	None
No. 4	Say on Frequency	Majority of Votes Cast	No	None	None
No. 5	Management Proposal to the Amended and Restated 2019 Equity and Incentive Compensation Plan	Majority of Votes Cast	No	None	None
No. 6	Shareholder Proposal Regarding Independent Board Chair	Majority of Votes Cast	No	None	None

Proposals 3,4, and 6 are non-binding, advisory votes. What is the effect if they pass?	Although the advisory votes on Proposal 3 (Say on Pay), Proposal 4 (Say on Frequency), and Proposal 6 (Shareholder Proposal Regarding Independent Board Chair) are non-binding, our Board and the Compensation Committee (with respect to Proposals 3 and 4) and the Governance Committee (with respect to Proposal 6) will review the results and, consistent with our record of shareholder engagement, take them into account in making future executive compensation and corporate governance decisions.
How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting by delivering a later-dated proxy (either in writing, by telephone or over the internet), or by attending the Annual Meeting and voting electronically.
If you are a beneficial shareholder, you may change your vote by following your nominee's procedures for revoking or changing your proxy.

Who can attend the Annual Meeting?	Only shareholders and our invited guests are permitted to attend the Annual Meeting.

PROXY SOLICITATION COSTS
We have retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from brokers and nominees of shareholders for the Annual Meeting. We will pay the cost of these services, which is estimated to be approximately $17,500 plus out-of-pocket expenses. We also reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

VOTE TABULATIONS
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election of the Annual Meeting. Representatives of Broadridge will count the votes.

CONFIDENTIAL VOTING
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans and shares held in our 401(k) plan will only be available to the plan's tabulator. The voting instructions of beneficial shareholders will only be available to the shareholder's nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you, or cast in a contested election.

SHAREHOLDER PROPOSALS
Shareholder Proposals. If a shareholder wishes to submit a proposal for consideration at the 2024 Annual Meeting pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company's proxy statement for that meeting, the proposal must be submitted in writing to 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, and received by the Company no later than November 14, 2023. Additionally, we must receive proper notice of any other shareholder proposal to be submitted at the 2023 Annual Meeting of Shareholders (but not included in our proxy statement) no earlier than January 6, 2024 and no later than February 5, 2024.
Shareholders Nominating a Director Candidate Through Proxy Access (for Inclusion in the Company's Proxy Materials). Our By-Laws provide for proxy access for director nominations by shareholders. A shareholder, or group of up to 25 shareholders, owning Ryder stock representing an aggregate of at least 3% of our outstanding shares continuously for at least three years, may nominate and include in Ryder's proxy materials director nominees constituting up to 20% of Ryder's Board or two directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the proxy access requirements set forth in our By-Laws, including Articles IV and V. If a shareholder would like to use the Company's proxy access procedures to

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Other Matters

nominate one or more directors for election at the 2024 Annual Meeting (for inclusion in Ryder's proxy materials), he or she must give advance written notice at least 120, but no more than 150, days before the one-year anniversary of the date Ryder issued its definitive proxy statement for the 2023 Annual Meeting, as required in our By-Laws (no earlier than October 16, 2023 and no later than November 14, 2023). The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
Shareholders Nominating a Director Candidate Without Using the Company's Proxy Materials. If a shareholder would like to nominate one or more directors for election at the 2024 Annual Meeting of Shareholders without involving the Governance Committee (as described on page 12) or following the proxy access procedures described above, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2023 Annual Meeting (no earlier than January 6, 2024 and no later than February 5, 2024), as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence. In addition, such shareholder must comply with all other requirements set forth in our By-Laws, including Articles IV and V.
All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from the Governance page in the Investors area of our website, at http://investors.ryder.com, or from our filings with the SEC on the SEC's website, at www.sec.gov.

ELECTRONIC DELIVERY
This year, we have again elected to take advantage of the SEC's rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders' receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 16, 2023, we mail to our shareholders the Notice regarding internet availability of proxy materials containing instructions on how to access our proxy statement, Annual Report and shareholder letter online. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the internet by accessing the Investors area of our website, at https://investors.ryder.com.
If you are a shareholder of record, you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials electronically. If you vote via the internet, as described on your proxy card, you may sign up for electronic delivery at the same time. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the internet.
We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

HOUSEHOLDING
We are only sending one set of Notices regarding the internet availability of proxy materials or 2023 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as "householding," is intended to eliminate duplicate mailings, conserve natural resources, and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying 2022 Annual Report on Form 10-K as filed with the SEC (such report is available free of charge and includes the financial statements and schedules thereto, but not the exhibits) and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing to Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178, or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Broadridge by calling (866) 540-7095, or in writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Our 2022 Annual Report, the shareholder letter and this proxy statement are also available through the Investor Relations area of our website, at https://investors.ryder.com. A copy of any exhibit to the 2022 Annual Report on Form 10-K will be forwarded following receipt of a written request for such materials addressed to our Investor Relations Department.
Two or more shareholders sharing an address can request delivery of a single copy of the 2023 Annual Meeting materials if they are receiving multiple copies by contacting Broadridge in the manner set forth above.
If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

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Appendix A
RYDER SYSTEM, INC.
AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose of the Plan
The purpose of this Amended and Restated 2019 Equity and Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward directors, officers and other employees of the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan, as amended, is intended to replace the Company’s 2012 Equity and Incentive Compensation Plan (the “2012 Plan”), and as of the Effective Date, no further awards shall be granted under the 2012 Plan. Awards outstanding under the 2012 Plan shall remain outstanding in accordance with their terms and the 2012 Plan.
2.Definitions
Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.
2.1.     “Aggregate Share Limit” means the aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan, calculated in accordance with Section 6.1.

2.2.     “Award” means a compensatory award made under the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares, or cash, where the amount of cash is determined by reference to the value of a specific number of Shares. Awards shall include, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, and bonus shares.

2.3.     “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.4.     “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.5.     “Board” means the Board of Directors of the Company.

2.6.    “Cause” means, unless the Award Agreement provides otherwise, (i) fraud, misappropriation, or embezzlement against the Company or any of its Subsidiaries that results in material or potentially material financial or reputational harm to the Company or any of its Subsidiaries, (ii) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or dishonesty or a felony, (iii) material breach of any non-competition, non-solicitation, or confidentiality agreement with the Company or any Subsidiary, (iv) willful and continued failure to substantially perform the Participant’s key job duties or responsibilities (other than such failure resulting from the Participant’s Disability) that is not cured within thirty (30) days after the Participant is provided notice of such failure, or (v) willful and material violation of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. For purposes of determining “Cause,” no act or omission by the Participant shall be considered “willful” unless the Board determines that it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Cause shall be determined in the sole discretion of the Board and the Board’s allegations supporting such determination shall be set forth in a written notice to the Participant. The Participant shall have an opportunity within ten (10) business days after receiving such notice to meet with the Board to discuss the Board’s allegations of Cause. Any good faith determination by the Board that the Participant’s action or omission constitutes “Cause” shall be conclusive on the Participant.

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2.7.     “Change of Control” occurs when:

(a)     any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)    the individuals who, as of the Original Effective Date, constituted the Board of Directors of the Company (the “Board” generally and as of the Original Effective Date the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the original Effective Date whose election, or nomination for election, was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(c)    consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    consummation of a liquidation or dissolution of the Company approved by the shareholders; or

(e)    consummation of a sale of all or substantially all of the assets of the Company.
    Notwithstanding anything to the contrary herein, solely for the purpose of determining the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A, a Change of Control shall not be deemed to occur under this Plan unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, and in the event such Change of Control does not constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A will occur pursuant to the terms of the applicable Award Agreement without regard to the Change of Control. For the avoidance of doubt, the immediately preceding sentence will not apply for the purpose of determining the vesting of any Award upon a Change of Control.

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2.8.    “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.9.    “Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.10.    “Common Stock” means common stock, par value $0.50 per share, of the Company.

2.11.    “Company” means Ryder System, Inc., a company organized under the laws of the state of Florida.

2.12.    “Disability” means a determination of disability under the long-term disability plan of the Company or a Subsidiary that is applicable to the Participant.

2.13.    “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to an Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.14.    “Effective Date” means the date on which the Plan is approved by the Company’s shareholders.

2.15.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16    “Fair Market Value” means the last reported sale price of a Share during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported by the composite transaction reporting system for securities listed on the New York Stock Exchange.

2.17.    “Full-Value Award” means any Award granted under the Plan other than (a) a stock option that requires the Participant to pay (in cash, foregone cash compensation, or other consideration, other than the performance of services, designated as acceptable by the Committee) at least the Fair Market Value of the Shares subject thereto as determined on the date of grant of an Award or (b) a stock appreciation right that is based on the appreciation of the Shares underlying the Award from the Fair Market Value of the Shares as determined on the date of grant of the Award.

2.18.    “Good Reason” means, unless the Award Agreement provides otherwise, the occurrence of any one of the following, without the Participant’s prior written consent, (i) the Company requiring the Participant to be based or to perform services at any site or location more than fifty (50) miles from the then current site or location at which the Participant is based, except for travel reasonably required in the performance of the Participant’s responsibilities (which does not materially exceed the level of travel required of the Participant in the six-month period immediately preceding the required relocation), (ii) a material reduction in the Participant’s base salary, annual bonus target opportunity or long-term incentive target opportunity, (iii) a material diminution in the Participant’s duties, responsibilities and authority (other than on account of the Participant’s Disability), or (iv) the Company’s material breach of any employment agreement or severance agreement with the Participant. For the avoidance of doubt, a change in reporting relationship or title alone shall not constitute “Good Reason.” A Participant’s termination of employment shall only constitute a termination for Good Reason if the Participant provides written notice to the Company of the existence of Good Reason within ninety (90) days following the date of the Participant’s knowledge of the Good Reason condition, the Company does not remedy the condition within thirty (30) days of receipt of such written notice, and the Participant terminates employment within ninety (90) days following the end of the thirty (30) day cure period.

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2.19.    “Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

2.20.    “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.21.    “Original Effective Date” means May 3, 2019.

2.22.    “Participant” means any employee or director who has been granted an Award under the Plan.

2.23.    “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the Exchange Act and an “independent director” within the meaning of the applicable stock exchange rules.

2.24.    “Shares” means shares of Common Stock and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.25.    “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

2.26.    “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any Subsidiary or parent corporation of the Company.

3.Administration

3.1.Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2.Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

a.adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

b.correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

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c.make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

d.make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.
3.3.Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.4.Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.Awards

4.1.Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary and (b) Non-Employee Directors.

4.2.Type of Awards. The Committee shall have the discretion to determine the type of Award to be granted to a Participant. Shares issued pursuant to an Award in the nature of a purchase right (e.g., stock options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3.Terms and Conditions of Awards.

a.The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

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b.Notwithstanding the foregoing in Section 4.3(a), the following conditions shall apply to Awards under the Plan:

i.     Except with respect to Substitute Awards, the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value) on the date of grant of such stock option;

ii.     Except with respect to Substitute Awards, with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right;

iii.     The period during which a stock option or stock appreciation right may remain outstanding shall not exceed ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date the Award is granted;

iv.     Dividend-Equivalent Rights shall not be granted with respect to stock options or stock appreciation rights;

v.     Dividends and Dividend-Equivalent Rights shall not be paid with respect to unvested Shares and stock units; provided that Dividends and Dividend-Equivalent Rights may accrue on such Awards and be paid to the extent the Awards vest;

vi.     Awards granted under the Plan shall include vesting schedules under which no portion of an Award may vest in less than one year from the date of grant; provided, however, that (A) for purposes of Awards granted to Non-Employee Directors, such Awards shall be deemed to satisfy this minimum vesting requirement if such Awards vest on the earlier of (x) the first anniversary of the date of grant or (y) the next annual meeting of shareholders following the date of grant, provided such meeting occurs not sooner than 50 weeks from the date of grant, and (B) subject to any adjustments made in accordance with Section 7 below, up to five percent (5%) of Shares subject to the Aggregate Share Limit as of the Effective Date may be granted without regard to this minimum vesting requirement;

vii.     The Committee shall have authority to accelerate vesting in connection with a Participant’s death, Disability, retirement, or other termination of employment, in the event of a Change of Control or a corporate transaction or event described in Section 7, or in other circumstances as the Committee deems appropriate; and

viii.     No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

4.4.No Repricing of Stock Options or Stock Appreciation Rights, No Reloads. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (a) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or base price of such stock appreciation rights, (b) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or stock appreciation rights or (c) cancel outstanding stock options or stock appreciation rights with an exercise price or base price,

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as applicable, above the current Share price in exchange for cash or other securities. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

4.5.Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

5.Performance Awards

5.1.Performance Awards. This Section 5 shall apply to Awards designated as “Performance Awards” by the Committee. The grant, exercise, and/or settlement of a Performance Award shall be based upon the achievement of performance goals as described in this Section 5.

5.2.Performance Goals. The performance goals for Performance Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

5.3.Criteria. In establishing performance goals for Performance Awards, the Committee may use business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions, other business units of the Company (where the criteria are applicable), which may include, but shall not be limited to, the following: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) cash flow return on investment; (v) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (vi) economic value added (“EVA”); (vii) operating margins or profit margins; (viii) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (ix) total stockholder return or stock price; (x) book value per share; (xi) expense management; improvements in capital structure; working capital; costs; or (xii) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee. Performance goals may also be set on an individual basis.

5.4.Committee Determinations; Settlement of Performance Awards. The Committee shall establish the performance goals applicable to Performance Awards, determine the extent to which such performance goals are achieved, and determine the amount, if any, payable pursuant to each Performance Award. The Committee, in its sole discretion, may make adjustments to the performance goals applicable to Performance Awards, the amounts payable in respect of the applicable performance goals, and performance results (including adjustments of performance results to take into account transactions or other events occurring during the applicable performance period), to the extent consistent with the terms of the applicable Award Agreement. Settlement of Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

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6.Limitations on Awards

6.1.Aggregate Number of Shares Available for Awards.

a. Subject to adjustment as described in Section 7 below, the aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall not exceed 7,775,000 (4,900,000 shares previously available under the Plan and the additional 2,875,000 shares per the Plan, as amended. In addition, and subject to adjustment as described in Section 7 below, Shares subject to outstanding Awards under the 2012 Plan (up to a maximum of 3,104,702 Shares) that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid in Shares after the Original Effective Date shall be added to the share reserve under the Plan.

b.All of the authorized Shares may be granted as Incentive Stock Options. Notwithstanding the foregoing sentence, the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000.

6.2.Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

6.3.Share Counting.

a.The Aggregate Share Limit shall be reduced as follows: (i) for each Share that is delivered pursuant to a Full-Value Award, the Aggregate Share Limit shall be reduced by two Shares (i.e., on a 1:2 ratio), and (ii) for each Share that is delivered pursuant to a stock option or stock appreciation right, the Aggregate Share Limit shall be reduced by one Share (i.e., on a 1:1 ratio).

b.If and to the extent stock options or stock appreciation rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Full-Value Awards are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan. Shares withheld in payment of the exercise price of a stock option, and Shares withheld for payment of taxes with respect to stock options and stock appreciation rights, shall not be available for re-issuance under the Plan and shall reduce the Aggregate Share Limit on a 1:1 ratio. Shares withheld or tendered to the Company by the Participant for payment of taxes with respect to any Full-Value Award shall not reduce the Aggregate Share Limit and shall be available for re-issuance under the Plan. If stock appreciation rights are granted, the full number of Shares subject to the stock appreciation rights shall be considered issued under the Plan and shall reduce the Aggregate Share Limit on a 1:1 ratio, without regard to the number of Shares delivered upon exercise of the stock appreciation rights. Notwithstanding the foregoing, to the extent that any Awards are paid in cash, and not in Shares, such Awards shall not reduce the Aggregate Share Limit. To the extent that Shares subject to outstanding Awards under the 2012 Plan are added to the share reserve under the Plan in accordance with Section 6.1, with respect to Shares that relate to a Full-Value Award, two Shares shall be added to the Share reserve for each Share subject to such Award (i.e., on a 1:2 ratio), and with respect to Shares that relate to an Award that is not a Full-Value Award, one Share shall be added to the share reserve for each Share subject to such Award (i.e., on a 1:1 ratio).

c.The provisions of this Section 6.3 shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any individual Participant under the Plan. If Shares are repurchased on the open market with the proceeds of the exercise price of stock options, such Shares may not again be made available for issuance under the Plan.

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6.4.Per Participant Limitation on Awards. In any calendar year, no Participant may be granted any Awards (including, for the avoidance of doubt, stock options (including Incentive Stock Options) or stock appreciation rights) that relate to more than 750,000 Shares, subject to adjustments made in accordance with Section 7 below. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.5.Non-Employee Director Limitation. The maximum grant date value of Shares subject to Awards granted to any Non-Employee Director during any one calendar year, taken together with any cash fees payable to such Non-Employee Director for services rendered during the calendar year, shall not exceed $500,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

6.6.Acquisitions. In connection with the acquisition of any business by the Company or any of its Subsidiaries, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares subject to any such outstanding grants that are assumed or replaced by Awards under the Plan in connection with an acquisition (“Substitute Awards”) shall not reduce the Aggregate Share Limit, consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available Shares under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Awards under this Plan and shall not reduce the Aggregate Share Limit, subject to applicable stock exchange requirements.

7.Adjustment
In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction (including a Change of Control), the Committee shall make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (a) the number and kind of Shares which may be delivered pursuant to Sections 6.1, 6.4 and 6.5; (b) the ratios described in Section 6.3; (c) the number and kind of Shares subject to or deliverable in respect of outstanding Awards; and (d) the exercise price, grant price or purchase price relating to any Award. The Committee will also make such substitutions or adjustments including as described in (a), (b), (c) or (d) above as it deems fair and equitable to the Participants as a result of any Share dividend or split declared by the Company. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the vesting or expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, a Change of Control, events described in the preceding sentences, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding any provision in the Plan to the contrary, the Committee may provide in any Award Agreement such terms and conditions as it deems appropriate in connection with a Change of Control or other event described in this Section 7. If any event described in this Section 7 will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then, notwithstanding any provision of this Section 7, if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

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8.Change of Control

8.1.Assumption of Outstanding Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless provided otherwise in the applicable Award Agreement, (a) all outstanding Awards that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with Awards that have comparable terms and value by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and (b) any outstanding performance-based awards will be deemed earned at the greater of the target level and the actual performance level at the date of the Change of Control with respect to all open performance periods, and will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period. After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer.

8.2.Vesting Upon Certain Terminations of Employment Upon or Following a Change of Control. Unless the Committee determines otherwise or as provided in the applicable Award Agreement, if a Participant’s employment or service is terminated by the Company without Cause, or the Participant terminates employment for Good Reason, in either case upon or within twenty-four (24) months following a Change of Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination.

8.3.Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards (other than stock options and stock appreciation rights) in such amount and form as may be determined by the Committee; (b) the Committee may require that Participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised stock options and stock appreciation rights exceeds the stock option exercise price or stock appreciation right base price, and (c) the Committee may modify the terms of Awards to add events, conditions or circumstances upon which the vesting of such Awards or lapse of restrictions thereon will accelerate. Any such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share stock option exercise price or stock appreciation right base price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the stock option or stock appreciation right. Similar actions to those specified in this Section 8.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change of Control.

9.General Provisions

9.1.Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

9.2.Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that, if and only to the extent permitted by the Committee, Awards and other

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rights hereunder may be transferred during the lifetime of the Participant, to family members (and trusts or other entities for the benefit of Participants and family members) for purposes of the Participant’s estate planning, or to charities for charitable purposes (in each case as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.3.No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement and to the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

9.4.Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to require Participants to make cash payments in respect thereof in satisfaction of withholding tax obligations.

9.5.Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 9.5. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan and Awards in such manner as it deems appropriate in the event of a change of applicable law or regulations.

9.6.No Right to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

9.7.Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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9.8.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.9.Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

9.10.Non-Uniform Determinations. The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Awards Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Participant’s employment has been terminated for purposes of the Plan.

9.11.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.12.Clawback and Other Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented by the Board from time to time.

9.13.Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.14.Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

9.15.Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.16.Plan Termination. Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the Effective Date or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

9.17.Section 409A. Notwithstanding the other provisions hereof, the Plan and the Awards are intended to comply with the requirements of Code Section 409A, to the extent applicable. Accordingly, all provisions herein and with respect to any Awards shall be construed and interpreted such that the Award either (a) qualifies for an exemption from the requirements of Code Section 409A or (b) satisfies the requirements of Code Section 409A to the maximum extent possible; provided, however, that in no event shall the Company be obligated to reimburse a Participant or Beneficiary for any additional tax (or related

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penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that Awards are exempt from or comply with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to any Awards. If an Award is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) unless the Award Agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Code Section 409A, if (x) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (y) the delivery of any cash or Shares payable pursuant to an Award is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, such cash or Shares shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.

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Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
www.ryder.com

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D97873-P86727-Z84350 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYDER SYSTEM, INC.

The Board of Directors recommends a vote "FOR" the following director nominees:

1. Election of Directors

Nominees for a 1-year term of office expiring at the 2024 Annual Meeting.	**For**	**Against**	**Abstain**
1a. Robert J. Eck	☐	☐	☐
1b. Robert A. Hagemann	☐	☐	☐
1c. Michael F. Hilton	☐	☐	☐
1d. Tamara L. Lundgren	☐	☐	☐
1e. Luis P. Nieto, Jr.	☐	☐	☐
1f. David G. Nord	☐	☐	☐
1g. Robert E. Sanchez	☐	☐	☐
1h. Abbie J. Smith	☐	☐	☐
1i. E. Follin Smith	☐	☐	☐
1j. Dmitri L. Stockton	☐	☐	☐
1k. Charles M. Swoboda	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following management proposals:	**For**	**Against**	**Abstain**
2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2023 fiscal year.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends a vote for "1 YEAR" on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Approval, on an advisory basis, of the frequency of the shareholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposal:	**For**	**Against**	**Abstain**
5. Approval of the amendment to the Amended and Restated 2019 Equity and Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" the following proposal:	**For**	**Against**	**Abstain**
6. To vote, on an advisory basis, on a shareholder proposal regarding independent board chair.	☐	☐	☐

This Proxy Card will be voted "FOR" the election of the director nominees, "FOR" Proposals 2, 3 and 5, for "1 YEAR" on Proposal 4, and "AGAINST" Proposal 6 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 5, 2023: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com.

D97874-P86727-Z84350

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 5, 2023

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, John J. Diez and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 6, 2023, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m. EDT, at the PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, FL 33418, on Friday, May 5, 2023.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. IF NO CHOICE IS SELECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3 AND 5, FOR "1 YEAR" ON PROPOSAL 4, AND "AGAINST" PROPOSAL 6. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES.

Continued and to be signed on reverse side